Exhibit 10.2

Certain identified information has been omitted from this exhibit because it is (i) not material and (ii) of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

EXECUTION VERSION

LICENSE AND COLLABORATION AGREEMENT

BETWEEN

POINT BIOPHARMA, INC.,

LANTHEUS THREE, LLC

AND, FOR PURPOSES OF SECTION 17.16 ONLY,

LANTHEUS MEDICAL IMAGING, INC.

NOVEMBER 11, 2022

LICENSE AND COLLABORATION AGREEMENT

(PNT-2003)

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into as of November 11, 2022 (the “Execution Date”) by and between POINT BIOPHARMA, INC., a Delaware corporation whose registered address is 4850 West 78th Street, Indianapolis, IN 46268 (“POINT”), LANTHEUS TWO, LLC, a Delaware limited liability company with its principal office at 331 Treble Cove Road, North Billerica, MA 01949 (“LANTHEUS”), and, for purposes of Section 17.16 only, LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation with its principal office at 331 Treble Cove Road, North Billerica, MA 01949 (“LANTHEUS GUARANTOR”). Capitalized terms used in this Agreement are defined in Article 1 below unless defined elsewhere herein.

RECITALS:

WHEREAS, POINT is developing PNT-2003 for the treatment of SSTR+ tumors and has experience and expertise in the manufacturing of radiopharmaceutical products;

WHEREAS, LANTHEUS has experience and expertise in the development and commercialization of radiopharmaceutical products;

WHEREAS, POINT wishes to grant to LANTHEUS, and LANTHEUS wishes to obtain, an exclusive license to Exploit the Licensed Product in the Field in the Territory, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend to obtain Regulatory Approval of Licensed Product Drug Application(s) in a timely manner; and

WHEREAS, the Parties intend for LANTHEUS, with POINT’s cooperation and assistance, to prepare and submit Licensed Product Drug Application(s) in a timely manner.

NOW, THEREFORE, in consideration of this Agreement and the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Defined Terms. When used in this Agreement, each of the following terms will have the meanings set forth in this Article 1:

1.1.1. “505(b)(2) Application” means a New Drug Application filed with the FDA as described in 21 U.S.C. 355(b)(2), or any equivalent or corresponding application for Regulatory Approval (including pricing and reimbursement approval required by Applicable Law prior to sale of a pharmaceutical product) in any country or regulatory jurisdiction other than the U.S.

1.1.2. “Affiliate” means, with respect to any Party, any entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party, but only for so long as such control continues. For these purposes, “control” will refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the equity securities of the entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, at least fifty percent (50%) of the equity securities of the entity entitled to vote in the election of the corresponding managing authority or entitled to direct the management and policies of such entity).

1.1.3. “Alternate License Proposal” means any transaction or series of related transactions under which any Person(s) (other than LANTHEUS), directly or indirectly, acquires, licenses or otherwise secures rights in or under the Licensed Product Business (other than for academic research purposes under customary written agreements that will be assigned to LANTHEUS on or after the Effective Date).

1.1.4. “ANDA” means an Abbreviated New Drug Application filed with the FDA as described in 21 U.S.C. 355(j), or any equivalent or corresponding application for Regulatory Approval (including pricing and reimbursement approval required by Applicable Law prior to sale of a pharmaceutical product) in any country or regulatory jurisdiction other than the U.S.

1.1.5. “Applicable Law” means all applicable laws, statutes, rules, regulations, court orders, legislation, principles of common law, codes, treaties, ordinances and other pronouncements and requirements having the binding effect of law of any applicable Governmental Authority, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities (including applicable regulations and guidance of the FDA and EMA (and national implementations thereof) that constitute good laboratory practices, good manufacturing practices, and good clinical practices and, if and as appropriate and applicable under the circumstances, ICH guidance or other comparable regulations and guidance of any applicable Governmental Authority), that may be in effect and legally binding on a Party or a Party’s Affiliates from time to time in the Territory.

1.1.6. “Approval Failure” means a complete and final response letter from the FDA failing to grant Regulatory Approval of the first to be filed of either an ANDA or 505(b)(2) Application for the Licensed Product.

1.1.7. “ASP Percentage Decrease” means, with respect to any full Calendar Year following Generic Entry in a country in the Territory, that percentage decrease in the average annual sales price of the Licensed Product in such country in that full Calendar Year, as compared to the average annual sales price of the Licensed Product in such country in the full Calendar Year prior to Generic Entry

1.1.8. “Bankruptcy Code” means Title 11, U.S. Code, or analogous provisions of Applicable Law outside the U.S.

1.1.9. “Business Day” means a day on which banking institutions in Boston, Massachusetts are open for business.

1.1.10. “Calendar Quarter” means each three (3)-month period of January through March, April through June, July through September and October through December.

1.1.11. “Calendar Year” means each annual twelve (12)-month period starting on January 1 and ending on December 31.

1.1.12. “CanProbe Licensors” means the Canadian Molecular Probe Consortium, the Centre for Probe Development and Commercialization, and the University Health Network.

1.1.13. “CanProbe Agreement” means that certain Exclusive License and Commercialization Agreement by and among POINT and the CanProbe Licensors, dated as of December 16, 2020, as such agreement may be amended, modified, supplemented, renewed and/or superseded from time to time in accordance with its terms.

1.1.14. “CanProbe IP” means all rights granted to POINT (and for which sublicensing is permitted) under the CanProbe Agreement (including but not limited to all rights granted under section 2.1 of the CanProbe Agreement) that are necessary for the Exploitation of the Licensed Product, including but not limited to the Patent Rights of the CanProbe Licensors set forth in Section 2 of Exhibit B.

1.1.15. “Change of Control” means, with respect to a Party, (i) an acquisition, reorganization, merger or consolidation of such Party with a Third Party (together with its Affiliates and any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended)), in which the holders of the voting securities of such Party outstanding immediately prior thereto cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such acquisition, reorganization, merger or consolidation, (ii) a transaction or series of related transactions in which a Third Party (together with its Affiliates and any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended)) becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (iii) the sale or other transfer to a Third Party (together with its Affiliates and any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended)), of all or substantially all of such Party’s assets.

1.1.16. “Clinical Supplies” means supplies of a Licensed Product to be used for the conduct of pre-clinical studies, Post-Marketing Commitments or Clinical Trials of a Licensed Product in the Field in the Territory pursuant to this Agreement.

1.1.17. “Clinical Trials” means human studies designed to measure the safety or efficacy of a Licensed Product that is conducted for the purpose of obtaining, supporting, or maintaining Regulatory Approval.

1.1.18. “Collaboration Know-How” means any Know-How invented by a Party’s or its Affiliates’ employees, agents or independent contractors, either alone or jointly with the other Party’s or its Affiliates’ employees, agents or independent contractors, in the Development of the Licensed Product (including the performance of activities under the Manufacturing, Development and Regulatory Plan, Post-Marketing Commitments, and Post-Marketing Clinical Trials) following the Effective Date and thereafter for the duration of the Term.

1.1.19. “Collaboration Patents” means any Patent Rights invented by a Party’s or its Affiliates’ employees, agents or independent contractors, either alone or jointly with the other Party’s or its Affiliates’ employees, agents or independent contractors, in the performance of activities under the Manufacturing, Development and Regulatory Plan following the Effective Date and thereafter for the duration of the Term that Cover any Collaboration Know-How.

1.1.20. “Collaboration Technology” means the Collaboration Know-How and the Collaboration Patents.

1.1.21. “Combination Product” means (a) any single product in finished form containing as pharmacologically active ingredients both (i) the Licensed Product and (ii) one or more other pharmaceutically active compounds or substances that are not Licensed Products, whether co-formulated or co-packaged (i.e., within a single box or sales unit); (b) any Licensed Product sold in combination with one or more other products (such as devices or diagnostics) or services that are not Licensed Products for a single invoice price; or (c) any Licensed Product sold where the sale of the Licensed Product is only available from the seller with the purchase of other products or services that are not Licensed Products (such other pharmaceutically active compounds or substances, or such other products or services referred to in clauses (a) through (c) hereof, the “Other Components”).

1.1.22. “Commercial Supplies” or “Commercial Supply” means supplies of a Licensed Product for commercial sale or as promotional samples or evaluation product, or for use in Post-Marketing Clinical Trials.

1.1.23. “Commercialization” means the performance, whether directly or indirectly through an Affiliate or Third Party, of any and all activities directed to promoting, marketing, importing, exporting, distributing, selling or offering to sell the Licensed Product following or in expectation of receipt of Regulatory Approval (but excluding Development and Manufacture). When used as a verb, “Commercialize” means to engage in Commercialization.

1.1.24. “Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of the Licensed Product in or for a particular country, that level of effort and resources that would normally be used by similarly situated radiopharmaceutical companies with respect to Development or Commercialization, as the case may be, of a radiopharmaceutical product owned by it or to which it has rights, which is of similar market potential at a similar stage in development or product life as the Licensed Product, and taking into account, without limitation: issues of safety and efficacy; product profile; proprietary position (including patent and license coverage and regulatory exclusivity); the then-current competitive market environment; likely timing of the radiopharmaceutical’s entry into the market; the then-current market penetration; market potential (including market size, patient population, pricing and reimbursement); potential profitability (including Third Party costs and expenses) of each product; regulatory environment; and other relevant legal, regulatory, scientific, technical and commercial factors; in each case, measured by the facts and circumstances at the time such efforts are due.

1.1.25. “Confidentiality Agreement” means the Mutual Nondisclosure Agreement by and between POINT and LANTHEUS Guarantor, dated as of 11 February 2022.

1.1.26. “Controlled” means, with respect to Patent Rights or Know-How, that the applicable Party, in whole or in part, owns or has a license to such Patent Rights or Know-How (but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) and has the ability to grant a license or a sublicense, as applicable, or to otherwise disclose proprietary or trade secret information, to such other Party, without misappropriating the proprietary or trade secret information of a Third Party or violating the terms of any agreement or other arrangement with any Third Party existing and in effect at the time such Party would be required hereunder to grant the other Party such license or sublicensee; provided, however, that if a Party is acquired pursuant to a Change of Control, the acquired Party will not be deemed to Control any Know-How, Patent Rights or other intellectual property rights owned or controlled prior to such Change of Control by any entities that (a) were not Affiliates of the acquired Party prior to such Change of Control and (b) become Affiliates of the acquired Party in connection with such Change of Control merely by reason of such Change of Control, in each case, unless and until the acquired Party actually owns, has such a license or ability to grant a license or a sublicense, or otherwise disclose such proprietary or trade secret information.

1.1.27. “Cost of Goods Sold” means, for any period, the price actually paid for Licensed Products. For a Licensed Product provided under the Manufacture and Supply Agreement applicable to Manufacture by POINT in the U.S., the Cost of Goods Sold is the Dose Price set forth in
Exhibit C and, for Licensed Product provided under any other Manufacture and Supply Agreement, the Cost of Goods Sold is the purchase price set forth in that Manufacture and Supply Agreement. Cost of Goods Sold shall not include any expenses reimbursed under the applicable Manufacture and Supply Agreement(s).

1.1.28. “Cover” means, as to a particular subject matter at issue and a claim of a relevant Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, selling, offering for sale or importation of such subject matter would infringe such Patent Right or, as to a pending claim included in such Patent Right, the making, using, selling, offering for sale or importation of such subject matter would infringe such pending claim if such claim were to issue in an issued patent without modification.

1.1.29. “Development” means the performance, whether directly or indirectly through an Affiliate or Third Party, of any and all activities relating to the development of the Licensed Product in preparation for Regulatory Approval of the Licensed Product in the Field in the Territory, including pre-clinical studies, pharmacokinetic studies, toxicology studies, formulation, test method development, assay development and stability testing, manufacturing process development, chemistry, manufacturing and control (CMC) management, manufacturing technical support, biomarker development, validation and scale-up (including bulk compound production), Manufacturing of Clinical Supplies and activities relating to developing the ability to Manufacture and to continue to Manufacture the Licensed Product, quality assurance and quality control for formulations of the Licensed Product, design and conduct of Clinical Trials or studies (including all Post-Marketing Commitments), report writing, statistical analysis and regulatory affairs including regulatory legal services. When used as a verb, “Develop” means to engage in Development.

1.1.30. “Development Costs” means all actual, out-of-pocket costs (including FTEs) incurred (i.e., paid or accrued) by either Party, in each case, in accordance with GAAP, to the extent attributable to Development of the Licensed Product for the purpose of obtaining Regulatory Approval of the Licensed Product (including the performance of all Post-Marketing Commitments) or fulfilling such Party’s responsibilities under the Manufacturing, Development and Regulatory Plan in accordance therewith and with this Agreement. Such costs will include:

(i) costs of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of the Licensed Product conducted internally or by individual investigators or consultants, necessary or desirable for the purpose of obtaining, supporting or maintaining Regulatory Approval of the Licensed Product and for conducting Post-Marketing Commitments to support or maintain such Regulatory Approval, including the costs of personnel engaged in the foregoing activities at the applicable Development FTE Rate;

(ii) costs of Manufacturing process development, validations, scale-up, quality assurance and quality control for the Licensed Product pursued by the Parties under the Initial Manufacturing, Development and Regulatory Plan, to the extent not included in the Fully Burdened Manufacturing Costs of Clinical Supplies;

(iii) costs of preparing and reviewing data or information for the purpose of submitting the Licensed Product Drug Application to the FDA;

(iv) costs of communications and meetings with the FDA, and exchange of information and assistance related thereto, in each case, until the earlier of (a) Regulatory Approval of the Licensed Product Drug Application and completion of all associated Post-Marketing Commitments or (b) the date of Approval Failure; and

(v) costs incurred in connection with receiving, investigating, recording, reviewing, communicating and exchanging adverse events and other reportable information, in each case, as provided in any safety data exchange agreement entered into between the Parties to the extent relating to the Development of the Licensed Product.

1.1.31. “Development FTE Rate” means initially an amount equal to $[***] per FTE per year; on January 1, 2024, and annually thereafter, such amount will be adjusted to reflect any increase, since the prior adjustment (or the initial rate, as applicable), based on the most recent monthly index available as of the adjustment date set forth in the Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W), all items less food and energy, which, for clarity, was $[***] in June 2022.

1.1.32. “Distributor” means, with respect to a country, any Third Party that purchases its requirements for the Licensed Product in such country from or on behalf of LANTHEUS or its Affiliates or LANTHEUS Sublicensees and is appointed by LANTHEUS or its Affiliates or LANTHEUS Sublicensees as a distributor to distribute, market and resell the Licensed Product in such country, even if such Third Party is granted ancillary rights to Develop, package or obtain Regulatory Approval of the Licensed Product in order to distribute, market or sell the Licensed Product in such country.

1.1.33. “EMA” means the European Medicines Agency or any successor agency.

1.1.34. “Excluded Territory” means China (inclusive of Taiwan, Hong Kong and Macau), Japan, South Korea, Indonesia and Singapore.

1.1.35. “Exploit” means to perform Medical Activities or Regulatory Activities, Develop, Manufacture (solely to the extent expressly permitted hereunder), and Commercialize, including, solely to the extent expressly permitted by this Agreement, to make, have made, use, sell, offer for sale, import and export.

1.1.36. “FDA” means the U.S. Food and Drug Administration or any successor agency.

1.1.37. “Field” means all fields of use, including the treatment, prevention or diagnosis of any disease, disorder or condition.

1.1.38. “First Commercial Sale” means, with respect to a country in the Territory, the first sale for use or consumption by the general public of the Licensed Product by LANTHEUS or an Affiliate or LANTHEUS Sublicensee to a Third Party (including a Distributor) in such country after the Licensed Product has been granted Regulatory Approval by the appropriate Regulatory Authority(ies) in such country. Any transfer of the Licensed Product as part of an expanded access program, compassionate sales or use program, an indigent program, as bona fide samples, as donations, for the performance of Clinical Trials or other studies or for similar bona fide business purposes in accordance with Applicable Law will not constitute a “First Commercial Sale” hereunder.

1.1.39. “First FDA Approval” means the FDA’s first approval of a Licensed Product Drug Application for the Licensed Product.

1.1.40. “FTE” means the equivalent of one (1) person who is employed by a Party or its Affiliates, or (solely with respect to technical personnel) hired as an independent contractor by a Party or its Affiliates in lieu of such Party’s own employees, who is qualified to perform the tasks assigned to such person. For FTEs performing Development activities pursuant to the Initial Manufacturing, Development and Regulatory Plan, one (1) FTE will perform a total of one thousand eight hundred eighty (1,880) hours of work per Calendar Year. Any FTE who devotes less or more than and one thousand eight hundred eighty (1,880) hours of work per Calendar Year to such work will be treated as an FTE on a pro-rata basis calculated by dividing the actual number of hours spent on such work during such Calendar Year by and one thousand eight hundred eighty (1,880). Such FTEs will be charged at an hourly rate hereunder by the Parties.

1.1.41. “Fully Burdened Manufacturing Cost” means the costs incurred (i.e., paid or accrued) by POINT or its Affiliates or agents in the Manufacture of a Licensed Product, which shall be the sum of direct labor, direct material and allocable overhead incurred in the Manufacture of such Licensed Product, as reflected in the auditor-reviewed or -audited financial statements of it or its parent company and as determined in accordance with GAAP. Notwithstanding the foregoing, Fully Burdened Manufacturing Costs exclude (i) all payments (including upfront fees, milestones and royalties) to any Third Party to obtain rights (whether by acquisition, license or otherwise) to any Intellectual Property that is necessary or useful to Manufacture Clinical Supplies or Commercial Supplies in any country and (ii) any and all costs and expenses incurred in connection with the acquisition of any such intellectual property rights.

1.1.42. “GAAP” means, with respect to any Party or its Affiliates, U.S. Generally Accepted Accounting Principles, consistently applied by such Party or its Affiliates.

1.1.43. “Governmental Authority” means any government, court, tribunal, agency, authority, ministry, department, legislative body, bureau, commission or other instrumentality of any supranational, national, regional, state, county, city, local or other political subdivision in the Territory.

1.1.44. “Gross Margin” means, with respect to any Calendar Year following Generic Entry in a country in the Territory, (A) the aggregate Net Sales of Licensed Product, minus (B) the aggregate Cost of Goods Sold for Licensed Product, minus (C) the aggregate royalties owed under Section 9.3.1, in each case, in that Calendar Year in that country.

1.1.45. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, each as amended.

1.1.46. “IND” means an Investigational New Drug Application, as defined in the Federal Food, Drug, and Cosmetic Act, as amended or similar application or submission that is required to be filed with any Regulatory Authority before beginning Clinical Trials of a pharmaceutical product.

1.1.47. “Know-How” means, to the extent specifically relating to the Licensed Products, all non-public, proprietary data and results, technical information, know-how, inventions, discoveries, trade secrets, processes, procedures, techniques, new developments, compositions, products, compounds, material, methods, formulas, formulation, improvements, protocol, result of experimentation or testing, technology, ideas or other proprietary information and documentation thereof (including related papers, invention disclosures, blueprints, drawings, flowcharts, diagrams, diaries, notebooks, specifications, (subject to Section 6.1.3) methods of Manufacture, methods of service, data processing techniques, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), design or other know-how, whether or not patentable or copyrightable. Know-How will not include any Patent Rights with respect thereto.

1.1.48. “Knowledge” means the actual knowledge of its senior management (with a title of vice president or higher) and patent counsel based on such individuals’ good faith understanding of the facts and information in their possession or control following reasonable inquiry and investigation of personnel and patent counsel, in each case, with relevant functional responsibilities with respect to such facts and information but without conducting additional searches of any publicly available records or other materials outside of the possession or control of such Persons.

1.1.49. “LANTHEUS Patent Rights” means any Patent Rights Controlled by LANTHEUS or its Affiliates necessary for POINT to perform its obligations under this Agreement or any Manufacture and Supply Agreement.

1.1.50. “LANTHEUS Sublicense Agreement” means a written, definitive agreement for a sublicense between LANTHEUS and a LANTHEUS Sublicensee.

1.1.51. “LANTHEUS Sublicensee” means any Third Party, other than a Distributor, to whom rights are granted pursuant to a LANTHEUS Sublicense Agreement under any of the rights licensed to LANTHEUS by POINT under Section 6.1 with respect to any Licensed Product, including through any license, sublicense, co-development, co-discovery, co-promotion, distribution, joint venture, Development and Commercialization collaboration or similar transaction between LANTHEUS (or an Affiliate of LANTHEUS) and such Third Party.

1.1.52. “Licensed Know-How” means (i) any Know-How Controlled by POINT or its Affiliates on the Effective Date, or thereafter during the Term that is necessary to Exploit the Licensed Products in the Field in the Territory, including but not limited to the Manufacture of Licensed Products pursuant to Section 6.1.3 (collectively the “POINT Know-How”); and (ii) POINT’s interest in the Collaboration Know-How in the Territory. Unless otherwise added under Section 6.1.3, and for the avoidance of doubt, Licensed Know-How specifically excludes methods of Manufacturing of the Licensed Product beyond what is strictly necessary to disclose to the FDA as part of the Licensed Product Drug Application or to other Regulatory Authorities in the Territory as part of obtaining Regulatory Approval in the applicable country or jurisdiction. Further, any and all Know-How related to the development or manufacture of any therapeutic ingredients or related inputs and services, including 177Lu, shall be excluded from the Licensed Know-How. With respect to POINT Know-How, upon a Change of Control of POINT, any Know-How arising or acquired thereafter or previously the Know-How of acquiror which is not Collaboration Know-How and not otherwise necessary for the performance of POINT’s obligations under this Agreement, shall be excluded from this definition of Licensed Know-How

1.1.53. “Licensed Patents” means: (i) the Patent Rights set forth on each of Sections 1 and 2 of Exhibit B, and any Patent Rights Controlled by POINT or its Affiliates issuing from or claiming priority thereto; (ii) POINT’s interest in the Collaboration Patents; and (iii) any other Patent Rights owned or Controlled (and sublicensable) by POINT or any of its Affiliates at or after the Effective Date (other than Collaboration Patents) which are reasonably necessary for LANTHEUS to formulate, use, sell, or otherwise Commercialize Licensed Products in the Field; provided that, upon a Change of Control of POINT, any Patent Rights of the acquiror or its Affiliates or arising or acquired thereafter or previously, and not otherwise used in the course of performance of POINT’s obligations under this Agreement, shall be excluded from this definition of Licensed Patents. For the avoidance of doubt, Patent Rights under subsection (iii) shall not include rights directed to other proprietary agents or proprietary combinations of other agents with the Licensed Product where the other agent is, to illustrate, a pharmacologically active agent, an agent for sensitizing target tissues to radioligand therapy killing, or agents for protecting non-target tissues from radioligand therapy toxicity. The Licensed Patents as of the Effective Date are listed on Exhibit B, provided that any Patent Right that is not listed therein but is otherwise described in this definition, will still be considered a Licensed Patent hereunder.

1.1.54. “Licensed Product” means a product containing PNT-2003.

1.1.55. “Licensed Product Drug Application” means an ANDA, a 505(b)(2) Application or other application to a Regulatory Agency for obtaining market authorization for the Licensed Product to the FDA pursuant to the ANDA, 505(b)(2) Application, or other Regulatory Approval pathway, as set forth in the Manufacturing, Development and Regulatory Plan.

1.1.56. “Major Competitors” means, at any given time, the top [***]([***]) largest radiopharmaceutical or contrast agent companies in the Territory, measured by the estimated annual radiopharmaceutical and contrast agent revenue of those companies in the Territory.

1.1.57. “Manufacturing” means the performance, whether directly or indirectly through an Affiliate or Third Party, of any or all activities directed to producing, manufacturing, labeling, validating, scaling up, processing, filling, finishing, packaging, quality assurance, quality control, testing and release, test development, storing, shipping and warehousing of the Licensed Product. When used as a verb, “Manufacture” means to engage in Manufacturing.

1.1.58. “Manufacture and Supply Agreement” means any agreement between the Parties for the Manufacture and supply by POINT of Clinical Supply or Commercial Supply of the Licensed Product (including a Technical and Quality Agreement relating thereto), as such agreement may be amended, modified, supplemented, renewed and/or superseded from time to time in accordance with its terms.

1.1.59. “Manufacturing Interruptions” occur when, for any reason (including breach of this Agreement or any Manufacture and Supply Agreements, Force Majeure Delay or as a result of violations of Applicable Law, warning letters issued by Regulatory Authorities or similar events or circumstances), POINT either fails, or notifies Lantheus that it will fail, or is otherwise reasonably expected to fail, to Manufacture, supply and deliver all Firm Orders (as defined in the applicable Manufacture and Supply Agreement(s)) for patient doses of Licensed Product on time in full in accordance with the requirements under the applicable Manufacture and Supply Agreement(s).

1.1.60. “Manufacturing Underperformance” occurs when, for any reason (including breach of this Agreement or any Manufacture and Supply Agreements, Force Majeure Delay or as a result of violations of Applicable Law, warning letters issued by Regulatory Authorities or similar events or circumstances): (i) POINT fails to Manufacture, supply and deliver at least eighty five percent (85%) of all Firm Orders (as defined in the applicable Manufacture and Supply Agreement(s)) for patient doses of Licensed Product on time in full on average in any rolling twelve (12) month period in accordance with the requirements under the applicable Manufacture and Supply Agreement(s) or (ii) POINT experiences any serious and repeated failures, shutdowns or delays in Manufacturing, supplying and/or delivering patient doses of Licensed Product for a period of six (6) months or more in any twelve (12)-rolling month period.

1.1.61. “Medical Activities” means any and all activities directed to the formulation and performance of (i) Post-Marketing Clinical Trials; (ii) market and key opinion leader plans for the Development of the Licensed Products, including plans to support continuing medical education; (iii) publication plans for the Licensed Products; (iv) plans to ensure appropriate medical information responses with respect to the Licensed Products; (v) safety monitoring plans for the Licensed Products; (vi) plans and expected activities for field based medical affairs personnel for the Licensed Products; and (vii) other comparable medical affairs activities.

1.1.62. “Net Sales” means the amount billed by LANTHEUS and its Affiliates for sales of Licensed Product in the Territory to a Third Party (excluding transactions with any Affiliates of LANTHEUS), as well as the amount billed by LANTHEUS Sublicensees for sales of Licensed Product to a Third Party in the United States, less the sum of the following (to the extent not reimbursed by any Third Party):

(i) trade discounts actually allowed or given (including cash discounts and quantity discounts), cash and non-cash coupons, retroactive price reductions, charge back payments, fees and rebates paid, granted or accrued to: managed care organizations; federal, state and local governments or their agencies; purchasers, group purchasing organizations or integrated delivery networks; payors or reimbursers; or customers or patients, including co-pay assistance;

(ii) credits or allowances actually paid, granted or accrued upon claims, damaged goods, rejections or returns of such Licensed Product, including Licensed Product returned in connection with recalls or withdrawals;

(iii) taxes or duties levied on, absorbed or otherwise imposed on sale of the Licensed Product, including value added taxes, healthcare taxes, pharmaceutical excise taxes (such as those imposed by the United States Patient Protection and Affordable Care Act of 2010 and other comparable laws) or other governmental charges otherwise imposed upon the billed amount (to the extent not paid by the Third Party), as adjusted for rebates and refunds;

(iv) charges and expense for freight, customs and insurance directly related to the distribution of the Licensed Product and wholesaler and distributor administration fees; and

(v) other future similar deductions, taken in the ordinary course of business in accordance with the recording of Net Sales under GAAP and LANTHEUS’s standard practices.

Such amounts shall be determined consistent with LANTHEUS’ standard practices and in accordance with GAAP. It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by LANTHEUS consistent with its standard practices and in accordance with GAAP.

Notwithstanding anything to the contrary, Licensed Products transferred to Third Parties as part of an expanded access program, compassionate sales or use program, an indigent program, as bona fide samples or evaluation product, as donations, for the performance of Clinical Trials or other studies, or for similar bona fide business purposes in accordance with Applicable Laws, shall not constitute “Net Sales” under this Agreement.

The sale or transfer of Licensed Products between or among Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Affiliate. To the extent that Related Parties receives consideration other than or in addition to cash upon the sale or disposition of a Licensed Product to a non-Related Party, Net Sales shall be calculated based on the average price charged for such Licensed Product, as applicable, during the preceding royalty period, or in the absence of such sales, based on the fair market value of the Licensed Products, as determined by the JCSC in good faith. For clarity, (a) Net Sales shall not include amounts or other consideration that constitutes Net Sublicense Proceeds, provided that such consideration is not in lieu of all or a portion of the transfer price of the Licensed Product, (b) sales to a Distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Related Party and not to a LANTHEUS Sublicensee, and (c) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Licensed Product. In no event will any particular amount identified above be deducted more than once in calculating Net Sales.

In the case of any Combination Product sold in a given country in the Territory, Net Sales for such Combination Product in such country shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Licensed Product if sold separately in the same indication in such country, and B is the total invoice price of the Other Components in the Combination Product, if sold separately in the same indication in such country. If, on a country-by-country basis, the Other Components in the Combination Product are not sold separately in the same indication in such country, Net Sales for the purpose of determining royalties of the Combination Product for such country shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction C/D, where C is the invoice price of the Licensed Product if sold separately in the same indication in such country, and D is the invoice price of the Combination Product in such country. If neither the Licensed Product nor the Other Components are sold separately in the same indication in a given country, then Net Sales shall be calculated based on the JCSC’s good faith estimate of the fair market value of the Licensed Product and each of the Other Components included in such Combination Product.

1.1.63. “Net Sublicense Proceeds” means, with respect to Lantheus or its Affiliates under Section 6.1.5 and with respect to POINT and its Affiliates under Section 6.1.6, any payment and the value of any non-monetary consideration actually received by such Party or its respective Affiliates in consideration for granting to any Third Party a sublicense to Commercialize Licensed Products outside of the United States (in each case, except as provided below), and including the following to the extent received by such Party or its Affiliates in consideration for such a sublicense with respect to the Licensed Products:

(i)	up-front, milestone, success, bonus, maintenance and periodic payments in respect of Licensed Products;

(ii)	royalty payments or other payment received from the sublicensee in respect of the sale of a Licensed Product;

(iii)

payments in respect of the funding of research, Development or Manufacturing activities related to any Licensed Product, but only to the extent that such payments are not actually expended on such activities;

(iv)

where any sublicense is to be granted by such Party or its Affiliates under cross-licensing arrangements not related to the Licensed Product, the fair market value of the Third Party license obtained under such arrangements;

(v)

any premium paid over the fair market value of shares, options or other securities in respect of any of the capital stock of such Party or its Affiliates (other than in connection with a Change of Control or similar transaction); and

(vi)	the fair market value of any shares, options, or other securities obtained from a Third Party.

Notwithstanding the foregoing, Net Sublicense Proceeds shall not include any payment received by LANTHEUS or its Affiliates or the value of any non-monetary consideration obtained LANTHEUS or its Affiliates in respect of:

(A)	value added tax or other taxes paid to such Party or its Affiliates;

(B)	equity investments by any sublicensee in such Party or its Affiliates at fair market value;

(C)	loans from any sublicensee as part of a debt financing; or

(D)

the funding by a sublicensee of bona fide research, Development or Manufacturing activities related to Licensed Products, to the extent actually expended on such research, Development, Manufacturing or Commercialization.

Notwithstanding anything to the contrary, up to Twelve Million Five Hundred Thousand Dollars ($12,500,000) of the actual out-of-pocket costs and expenses (including attorneys’ and accountant’s fees) made or required to be made by the Party granting the sublicense under Section 6.1.5 or 6.16, as appliance, or its respective Affiliates pursuant to the terms of, or for purposes of entering into or effectuating the activities under, such sublicense transaction (including establishing Manufacturing in the sublicensed portion of the Territory), shall be deducted from the Net Sublicense Proceeds.

1.1.64. “Party” means LANTHEUS or POINT and, when used in the plural, will mean both LANTHEUS and POINT.

1.1.65. “Patent Rights” means any and all of the following: (i) patent applications (including provisional patent applications) and patents (including inventor’s certificates); (ii) any substitution, extension (including patent term extensions, patent term adjustments, supplementary protection certificates and pediatric exclusivity periods), registration, confirmation, reissue, continuation, divisional, continuation-in-part, reexamination, renewal, patent of addition or the like thereof or thereto; (iii) applications and patents claiming the right of priority to any of the foregoing; and (iv) all foreign counterparts of any of the foregoing, including Patent Cooperation Treaty applications.

1.1.66. “Person” means any individual, firm, corporation, partnership, trust, business trust, joint venture, limited liability company, Governmental Authority, association or other entity.

1.1.67. “PNT-2003” means the compound having the structure set forth in Exhibit A, complexes, salts, and precursors thereof, including radiolabeled compounds of any of the foregoing including but not limited to compounds complexed with 177Lu, including formulations of the PNT-2003 Product in Development by POINT as of the Execution Date.

1.1.68. “PNT-2003 Clinical Trial” means the Lu-DOTATATE Treatment in Patients With 68Ga-DOTATATE Somatostatin Receptor Positive Neuroendocrine Tumors clinical trial described in ClinicalTrials.gov Identifier NCT02743741.

1.1.69. “Post-Marketing Clinical Trial” means a Clinical Trial that is conducted for a purpose other than to obtain, support or maintain Regulatory Approval. For the avoidance of doubt, a Clinical Trial that is a Post-Marketing Commitment does not constitute a Post-Marketing Clinical Trial.

1.1.70. “Post-Marketing Commitments” means any and all items, tasks, activities, studies, trials or other commitments the completion of which is recommended or required by the FDA in connection with the initial grant of Regulatory Approval for the Licensed Product in the U.S. or required by the FDA to maintain such Regulatory Approval.

1.1.71. “Regulatory Activities” means (i) the preparation and submission of the Licensed Product Drug Applications, (ii) leading interactions with the FDA, including with respect to any pre-filing meeting and FDA’s review of the Licensed Product Drug Applications, (iii) being designated as the holder of the Regulatory Approvals for the Licensed Product, (iv) maintaining, supporting and expanding such Regulatory Approvals, including through managing the Post-Marketing Commitment and pharmacovigilance and through life cycle management, (v) any other activities expressly required to be performed by LANTHEUS under the Manufacturing, Development and Regulatory Plan, and (vi) any activities equivalent to the foregoing in the Territory outside of the U.S.

1.1.72. “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, all approvals necessary for the Commercialization of a pharmaceutical product for one or more indications in such country or jurisdiction, which may include satisfaction of applicable regulatory and notification requirements and, where required by Applicable Law, separate pricing and reimbursement approvals prior to sale of a pharmaceutical product.

1.1.73. “Regulatory Authority” means any applicable Governmental Authority involved in regulating Development of, and granting Regulatory Approval for, a pharmaceutical product in a regulatory jurisdiction within the Territory, including the FDA and the EMA.

1.1.74. “Regulatory Costs” means all costs incurred (i.e., paid or accrued) by either Party, in each case, in accordance with GAAP, to the extent attributable to the performance of Regulatory Activities.

1.1.75. “Related Party” means LANTHEUS, any of its Affiliates or any U.S. LANTHEUS Sublicensees that is granted rights under a LANTHEUS Sublicense Agreement to Commercialize the Licensed Product in the U.S.

1.1.76. “Territory” means all countries of the world but excluding the Excluded Territory.

1.1.77. “Third Party” means any Person other than the Parties or their respective Affiliates.

1.1.78. “U.S.” means the United States of America.

1.1.79. “U.S. Dollars,” “US$” or “$” means United States Dollars.

1.1.80. “Valid Claim” means a claim of an issued and unexpired Patent Right (including, as applicable, any Licensed Patents or Collaboration Patents) or pending claim of a patent application, which claim or pending claim has not been revoked or held unenforceable, unallowable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which claim or pending claim is not appealable or has not been appealed within the time allowed for appeal, and which claim or pending claim has not been cancelled, withdrawn from consideration, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, inter partes review, post-grant review or disclaimer, opposition procedure, nullity suit, or otherwise; provided, however, that if the holding of such court or Governmental Authority is later reversed by a court or Governmental Authority with overriding authority, the claim will be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal; and provided, further, that a claim of a patent application pending for more than seven (7) years from the earliest date from which such patent application claims priority will not be considered to be a Valid Claim for purposes of this Agreement unless and until a patent with respect to such application issues with such claim, in which case such claim will be reinstated and be deemed to be a Valid Claim, but only as of the date of issuance of such patent.

1.1.81. “Working Plans” means the Manufacturing, Development and Regulatory Plan and the Transition Plan.

1.2. Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

TERMS	SECTION
AAA Rules	14.1.3
Agreement	Preamble
Alliance Managers	2.1
Auditing Party	9.5.2
Claim	13.2
Closing	12.1
Complaining Party	14.1.2
Confidential Information	8.1
Manufacturing, Development and Regulatory Plan	3.1.2

TERMS	SECTION
Dispute	14.1.1(i)
Dispute Notice	14.1.2
Dose Price	5.4.3
Executive Steering Committee (ESC)	2.2.1
Effective Date	12.1
Escalation Procedure	2.2.4
Execution Date	Preamble
Force Majeure Delay	17.10
Hatch-Waxman Act	7.5.1
Indemnitee	13.4
Infringement	7.5.1
Infringement Claim	7.6.1
Initial Manufacturing, Development and Regulatory Plan	3.1.2
Insolvency Event	16.2.4
IP	16.3.4(i)
JCSC Leader	4.1.1
JDRSC Leader	3.1.1
JMSC Leader	5.1.1
Joint Commercialization Steering Committee (JCSC)	4.1.1
Joint Development Steering Committee (JDRSC)	3.1.1
Joint Manufacturing Steering Committee (JMSC)	5.1.1
Joint Steering Committee (JSC)	2.2.2
LANTHEUS	Preamble
LANTHEUS Indemnified Party	13.3
LANTHEUS Senior Management	14.1.2
Licensed Product Business	11.1.1
Losses	13.2
Other Component	1.1.21
Patent Action	6.3
Patent Committee	7.3
POINT	Preamble
POINT Indemnified Party	13.2
POINT Manufacturing Know-How	5.6.4
POINT Senior Management	14.1.2
Product Trademarks	7.1.1
Prosecution	7.4.1(i)
Protection	7.4.1(ii)
Recording Party	9.5.1
Regulatory Filings	3.4.1
Regulatory Milestone Payment	9.2.1
Related Party	1.1.75
Representatives	11.3

TERMS	SECTION
Requirements Commitment	5.6.5
Responding Party	14.1.2
Response	14.1.2
Royalty Term	9.3.3
Senior Management	14.1.2
Sublicense Diligence Period	6.1.5(iii)
Sued Party	7.6.1
Surviving Sublicensee	16.3.3(iv)
Technical and Quality Agreement	5.4.1
Term	15.1
Termination Date	16.1.4
Transfer Completion Date	3.4.1
Transition Plan	3.3.1
Up-Front Payment	9.1

1.3. Interpretation. Except where the context expressly requires otherwise in this Agreement, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “will” will be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person will be construed to include the Person’s successors and assigns to the extent not prohibited by this Agreement; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections, Articles, Exhibits or Schedules will be construed to refer to Sections, Articles, Exhibits, or Schedules of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) (email in accordance with Section 17.2 is sufficient) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific law, rule or regulation, or article, Section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (k) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulations, in each case, as amended or otherwise modified from time to time; (l) unless the context otherwise requires, the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; (m) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified; and, (n) except as otherwise provided herein, this Agreement shall take precedence over any contrary terms in any Manufacture and Supply Agreement and any Working Plan, unless any such Manufacture and Supply Agreement or Working Plan expressly states that it is intended to take precedence over a contrary provision in this Agreement, in which case such conflicting provision will be superseded only with respect to the Manufacture and Supply Agreement or Working Plan that is expressly stated to supersede it and references this Interpretation clause (n).

ARTICLE 2

MANAGEMENT OF THE COLLABORATION

2.1. Alliance Managers. On the Effective Date, each Party will appoint, and identify to the other Party in writing (email is sufficient), an appropriately qualified individual to serve as an alliance manager under this Agreement (the “Alliance Managers”), who may serve as the primary point of contact for any matters arising under this Agreement and who will endeavor to assure clear and responsive communication between the Parties and the effective exchange of information. The Alliance Managers will ensure each Party’s awareness and compliance of the governance procedures and rules under this Agreement. The Alliance Managers may attend meetings of all JSCs and the ESC under this Agreement and may raise issues for the applicable JSC and ESC for discussion. The Alliance Managers will have decision-making authority limited to the administration of the alliance management activities under this Agreement.

2.2. Executive Steering Committee.

2.2.1. On the Effective Date, the Parties will establish the Executive Steering Committee (the “ESC”), which will have overall responsibility for overseeing the collaboration between the Parties with respect to the Development, Manufacturing and Commercialization of the Licensed Product as contemplated by this Agreement. The ESC will comprise three (3) representatives by each Party upon notice to the other Party in accordance with this Agreement. Such representatives will include individuals of each Party with decision-making authority with respect to the matters within the authority of the ESC.

2.2.2. ESC Responsibilities. The ESC will perform the following functions:

(i) for the Licensed Product in the U.S., review and, in its discretion, approve amendments, modifications and supplements to the Working Plans;

(ii) review reports received from each Joint Steering Committee established by this Agreement or created during the Term (each, a “JSC”) and provide direction to each JSC regarding the performance of its responsibilities;

(iii) serve as the first forum for any Escalation Procedure or the settlement of disputes or disagreements between the Parties arising in each JSC; and

(iv) perform such other functions as appropriate to further the purposes of this Agreement as determined by mutual agreement of the Parties.

2.2.3. ESC Meetings. To conduct the activities described, the ESC will meet at least once each Calendar Quarter until disbandment of the ESC pursuant to Section 2.3, or more frequently if agreed by the ESC or as needed in the event of invocation of the Escalation Procedure or other dispute resolution. Meetings may be held in-person, telephonically or by videoconference, as agreed upon by the Parties. Either Party may request that specific items be included in the agenda. A quorum of at least one (1) ESC representative appointed by each Party will be present at or will otherwise participate in each ESC meeting. If mutually agreed by the Parties on a case-by-case basis, the ESC may invite other non-members to participate in the discussions and meetings, provided that the presence of such participants will not be considered in determining whether there is a quorum of the ESC. One (1) person (who need not be a member of the ESC) will attend each meeting and record the minutes of such meeting in writing. Such minutes will be circulated to the Parties promptly following each meeting for review, comment and approval. If no comments are received from a Party within ten (10) Business Days after receipt of the minutes by such Party, then such minutes will be deemed to be approved by such Party.

2.2.4. ESC Decision Making. As a general principle, the ESC will operate by consensus, with the representatives of each Party collectively having one (1) vote, respectively. In the event that the ESC committee members do not reach consensus with respect to a matter that is within the ESC committee’s decision-making authority within fifteen (15) Business Days after they have met and attempted to reach such consensus, such matter may be escalated to resolution by each Party’s Chief Executive Officers by the written request of either Party (“Escalation Procedure”). If the Chief Executive Officers are unable to resolve such matter within ten (10) days of the date of such written Escalation Procedure request, then:

(i) POINT will have the final decision-making authority if such matter relates to the day-to-day activities related to the PNT-2003 Clinical Trial or Manufacture of the Licensed Product, subject the terms of the applicable Manufacture and Supply Agreement(s), in each case, in accordance with the respective Working Plans; and

(ii) LANTHEUS will have the final decision-making authority with respect to any other matter, including any amendments, modifications and supplements to Working Plans and any material decisions, including those that affect project timelines, approvability, product profile and probabilities of success; provided that such amendments, modifications and supplements shall not, in and of themselves, increase the aggregate, reasonably documented, out-of-pocket costs (excluding FTEs) that POINT from and after the Effective Date, has incurred and will be required to incur to fulfill all of its obligations under the Work Plans in excess of the Up-Front Payment.

Notwithstanding anything to the contrary, to the extent any matters are required by Applicable Law or due to safety concerns with respect to a Licensed Product to be resolved within a shorter period of time than the periods set forth in this Article 2, the periods set forth will be shortened as appropriate to permit the resolution of such matters within the required period.

2.3. Disbandment of the ESC. The ESC will automatically disband on the earlier of (i) the mutual written agreement of the Parties, (ii) the occurrence of an event contemplated by Section 17.5(iii), or (iii) the termination or expiration of this Agreement. Thereafter, LANTHEUS will have the sole decision-making authority over all matters that were within the authority of the ESC prior to such disbandment.

2.4. Restrictions on Authority. The ESC and each JSC will have solely the powers expressly assigned to it in this Agreement. Neither the ESC nor any JSC will have any power to amend, modify, or waive compliance with this Agreement.

2.5. Compliance with Working Plans. Each Party shall comply with and perform its duties and obligations under the Working Plans.

ARTICLE 3

DEVELOPMENT

3.1. Joint Development and Regulatory Steering Committee.

3.1.1. Establishment of the Joint Development and Regulatory Steering Committee. On the Effective Date, the Parties will establish the Joint Development and Regulatory Steering Committee (the “JDRSC”) to coordinate and implement all activities for the Development of the Licensed Products the United States in accordance with the Manufacturing, Development and Regulatory Plan. One (1) representative from each Party will be designated as that Party’s “JDRSC Leader” to act as the primary JDRSC contact for that Party. Unless otherwise agreed by the Parties in writing (email is sufficient), the JDRSC will comprise an equal number of representatives of each Party as is reasonably necessary to accomplish the goals of the JDRSC hereunder. Such representatives will include individuals with expertise and responsibilities in the areas of clinical development and regulatory affairs. Either Party may replace any or all of its JDRSC representatives, including its JDRSC Leader, at any time upon notice to the other Party in accordance with this Agreement.

3.1.2. JDRSC Responsibilities. The JDRSC will perform the following functions:

(i) for the Licensed Product, oversee the generation of, execution of, and as necessary formulate amendments, modifications and supplements to the Manufacturing, Development and Regulatory Plan, including monitoring the execution of the PNT-2003 Clinical Trial, deciding and managing any Investigator Sponsored Study or Investigator Sponsored Trial, overseeing Regulatory Filing strategies, including with respect to the Licensed Product Drug Application, data compilation and interactions with FDA, in each case, as set forth therein;

(ii) reviewing and overseeing any potential execution of any requirements for the amendment of the PNT-2003 Clinical Trial required by Regulatory Authorities, investigators or either Party;

(iii) determining and implementing regulatory strategy and communications with FDA and other Governmental Authorities;

(iv) reviewing requirements related to the Regulatory Filings and collectively addressing FDA questions and requirements;

(v) overseeing the Patent Committee with respect to intellectual property strategy and execution for the Licensed Product;

(vi) coordinating implementation of all Development activities for the Licensed Product pursuant to the Manufacturing, Development and Regulatory Plan;

(vii) exchanging information and facilitating cooperation and coordination between the Parties as they exercise their respective rights and meet their respective obligations under the Manufacturing, Development and Regulatory Plan;

(viii) providing status updates to the ESC regarding Development activities for the Licensed Product pursuant to the Manufacturing, Development and Regulatory Plan, including progress towards achieving key milestone events; and

(ix) performing such other functions as appropriate to further the purposes of this Agreement as determined by mutual agreement of the Parties.

In addition, the JDRSC may designate sub-teams as appropriate to facilitate coordination and cooperation in key areas. The initial Manufacturing, Development and Regulatory plan for the Licensed Product for Development in the U.S. will be prepared by the JDRSC and provided to the ESC within ninety (90) days of the Effective Date, and such plan will cover Development activities for the Licensed Product in the U.S. through the filing of at least one of an ANDA or 505(b)(2) Application (including the regulatory strategy for obtaining, supporting or maintaining First FDA Approval), and such plan may be amended, modified and/or supplemented from and after the Execution Date in accordance with this Agreement to include all Development activities for the Licensed Product, including Post-Marketing Commitments in accordance with Section 3.2.1(ii) (as so amended, modified or supplemented from time to time, the “Manufacturing, Development and Regulatory Plan”). Notwithstanding anything to the contrary set forth under this Agreement, the Manufacturing, Development and Regulatory Plan will not include (unless POINT consents in writing) any Post-Marketing Clinical Trials for the Licensed Product. The JDRSC may formulate amendments, modifications or supplements to the Manufacturing, Development and Regulatory Plan at any time and submit such amendments, modifications or supplements to the ESC for review and approval in accordance with Section 2.2.2(i).

3.1.3. JDRSC Meetings. The JDRSC will meet at least once each month or as agreed by the JDRSC, until the disbandment of the JDRSC pursuant to Section 3.1.5. Either Party may request that specific items be included in the agenda. Meetings may be held in-person, telephonically or by videoconference, as agreed upon by the Parties. A quorum of at least two (2) JDRSC members appointed by each Party will be present at or will otherwise participate in each JDRSC meeting. If mutually agreed by the Parties on a case-by-case basis, the JDRSC may invite other non-members to participate in the discussions and meetings of the JDRSC, provided that the presence of such participants will not be considered in determining whether there is a quorum at the JDRSC. One (1) person (who need not be a member of the JDRSC) will attend each meeting and record the minutes of such meeting in writing. Such minutes will be circulated to the Parties promptly following the meeting for review, comment and approval. If no comments are received from a Party within ten (10) Business Days after receipt of the minutes by such Party, such minutes will be deemed to be approved by such Party.

3.1.4. JDRSC Decision Making. As a general principle, the JDRSC will operate by consensus, with the JDRSC representatives of each Party collectively having one (1) vote, respectively. In the event that the JDRSC members do not reach consensus with respect to a matter that is within the purview of the JDRSC within ten (10) Business Days after they have met and attempted to reach such consensus, such matter will be presented to the ESC for resolution in accordance with Section 2.2.2(iii).

3.1.5. Disbandment of the JDRSC. The JDRSC will automatically disband on the earlier of (i) the mutual written agreement of the Parties, (ii) the occurrence of an event contemplated by Section 17.5(iii), or (iii) the termination or expiration of this Agreement. Thereafter, LANTHEUS will have the sole decision-making authority over all matters that were within the authority of the JDRSC prior to such disbandment.

3.2. Licensed Product Development and Regulatory Responsibilities and Rights.

3.2.1. Licensed Product Development Rights and Responsibilities of POINT.

(i) ANDA: POINT will curate (at its own cost) in a timely manner all data, analysis and other information relating to chemistry, Manufacturing and controls necessary for the filing of a first ANDA filing, and shall contribute to the preparation of the ANDA filing documents as to be determined in the Initial Manufacturing, Development and Regulatory Plan. With respect to CMC/Manufacturing, POINT will also be responsible for all deliverables associated with M2 & M3 for the Licensed Product Drug Application (includes critical raw materials, drug substance, drug product), Validation Master Plan, Master Batch Records, Development Reports, Validation Protocols and Reports, Standard Test Methods, and Specifications. LANTHEUS shall be responsible for all other aspects and costs (including Development Costs) of filing the ANDA, interactions with the FDA, as well as any Development and other activities related thereto and/or commenced thereafter, including any applicable Post-Marketing Commitments.

(ii) 505(b)(2) Application: Pursuant to guidance from the Manufacturing, Development and Regulatory Plan, POINT will curate (at its own cost) in a timely manner all clinical and nonclinical data, analysis and other information reasonably available from the PNT-2003 Clinical Trial. POINT will support LANTHEUS in the preparation of an IND for a Phase III study for filing with FDA for approval of as a 505(b)(2) Application, as well as provide support to LANTHEUS in the preparation of an NDA upon conclusion of the trial(s) under the IND. If and when a 505(b)(2) Application is filed, with respect to CMC/Manufacturing, POINT will also be responsible for all deliverables associated with M2 & M3 for the Licensed Product Drug Application (includes critical raw materials, drug substance, drug product), Validation Master Plan, Master Batch Records, Development Reports, Validation Protocols and Reports, Standard Test Methods, and Specifications. LANTHEUS shall be responsible for all other aspects and costs (including Development Costs) of filing the IND and the 505(b)(2) Application, all interactions with the FDA, as well as any Development or other activities related thereto, including (but not limited to) any other requirements necessary for gaining approval of the 505(b)(2) Application and any applicable Post-Marketing Commitments.

(iii) If POINT desires to perform any tasks, obligations or support that POINT is required to perform or provide hereunder through any of its qualified Affiliates, contractors or agents, then POINT may engage such Affiliates, contractors or agents to perform such tasks, obligations or support, but POINT will remain responsible for performance of its obligations hereunder.

(iv) POINT will use the proceeds from the Up-Front Payment to fund all activities necessary for it to complete its responsibilities under the Working Plans and fulfill all of its obligations under, and in accordance with, this Section 3.2.1, and POINT will prioritize use of such proceeds for these purposes over all other purposes or projects.

3.2.2. Licensed Product Development Rights and Responsibilities of LANTHEUS.

(i) Following the Effective Date, LANTHEUS will use Commercially Reasonable Efforts to reasonably cooperate with POINT to facilitate the Development of the Licensed Product in accordance with the Manufacturing, Development and Regulatory Plan and will diligently respond with knowledgeable personnel to any reasonable requests of POINT.

(ii) Following the filing of the Licensed Product Drug Application, LANTHEUS will have the unilateral right, itself or through its Affiliates, LANTHEUS Sublicensees, subcontractors or Distributors, to conduct any further Development (excluding Manufacture, which is covered in Article 5 and Section 6.1.3) of the Licensed Product at its own cost and expense; provided that, (A) POINT agrees to provide support in such further Development, at its own FTE cost, to the extent relating to collating, analyzing and/or reporting the data and other information it generated in support of the First FDA Approval or the PNT2003 Clinical Trial and, (B) if POINT agrees to participate in any other Development activities, then LANTHEUS agrees to reimburse POINT for all documented, out-of-pocket expenses and FTE costs.

(iii) LANTHEUS will be responsible for any and all interactions with the FDA in relation to the Licensed Product Drug Application, including but not limited to preparing and seeking Regulatory Approval and Post-Marketing Commitments.

(iv) LANTHEUS will perform all activities expressly required under, or reasonably inferable from, the Manufacturing, Development and Regulatory Plan (which may be updated from time to time).

(v) Except has provided in section 3.2.1 above, LANTHEUS is responsible for all Development Costs arising out of the Manufacturing, Development and Regulatory Plan.

3.3. Transfer of Licensed Know-How to Support the Licensed Product Drug Application.

3.3.1. As of the Effective Date. Promptly following the Effective Date (but in any event no later than sixty (60) days thereafter, unless an earlier or later deadline is set forth in the applicable Working Plan), subject to the limitations set forth herein with respect to POINT Manufacturing Know-How, POINT will transfer a true and complete copy of or provide access to (whichever is feasible) to LANTHEUS, at POINT’s sole cost and expense, all (a) data and results generated from any Development activities conducted by or on behalf of POINT with respect to any Licensed Product prior to the Effective Date (as evidenced by all pre-clinical study reports and clinical study reports for completed Clinical Trials of the Licensed Products), (b) Trial Master Files (including any Trial Master File plans, tables of contents or indices and any evidence or certification of related quality checks) or equivalents thereof, for all completed or ongoing Clinical Trials of any Licensed Product conducted by or on behalf of POINT and (c) other tangible embodiments of the Licensed Know-How; provided, however, that POINT will not be obligated (except as otherwise provided herein) to disclose directly to LANTHEUS any POINT Manufacturing Know-How beyond that which is necessary to disclose to Regulatory Authorities in any country in the Territory as part of obtaining and maintaining Regulatory Approval in such country.

3.3.2. During the Term. After the Effective Date, and thereafter for the duration of the Term, on a quarterly basis until POINT’s successful completion of all of its activities under the Manufacturing, Development and Regulatory Plan, or more frequently as (a) new data and results with respect to the Licensed Products (subject to Section 6.1.7(i)), (b) new or updated Trial Master Files or (c) new tangible embodiments of the Licensed Know-How, in each of clauses (a) through (c), come into POINT’s possession or Control, POINT will transfer a true and complete copy of or provide access to (whichever is feasible) to LANTHEUS, at POINT’s sole cost and expense, any such new data and results generated from any Development activities conducted by or on behalf of POINT with respect to any Licensed Product for all ongoing Clinical Trials conducted by or on behalf of POINT, as evidenced by all pre-clinical study reports and clinical study reports for other Clinical Trials of the Licensed Product, or new or updated Trial Master Files or new tangible embodiments of the Licensed Know-How. Without limiting the foregoing, subject to the limitations set forth herein with respect to POINT Manufacturing Know-How, POINT will, prior to the Transfer Completion Date, transfer or have transferred to LANTHEUS true and complete copies of (a) all data and results generated from any Development activities conducted by or on behalf of POINT with respect to the Licensed Products for all ongoing Clinical Trials conducted by or on behalf of POINT (including all pre-clinical studies and Clinical Trials of the Licensed Product), (b) all Trial Master Files (including any Trial Master File plans, tables of contents or indices and any evidence or certification of related quality checks) or equivalents thereof, for all Clinical Trials of the Licensed Products conducted by or on behalf of POINT and (c) all other tangible embodiments of the Licensed Know-How in POINT’s possession or Control as of the Transfer Completion Date.

3.3.3. Format. For the avoidance of doubt, any of the files, data, information or materials provided under this Section 3.3 is part of the Licensed Know and subject to the license grants set forth in Section 6.1.2. Any transfer under this Section 3.3 will be in such format mutually agreed upon by the Parties or as set forth in the Transition Plan (including by download of digital files to a secure website or e-room designated and controlled by LANTHEUS, to which POINT may be given access).

3.3.4. Transition Plan. Following First FDA Approval, the Parties will cooperate with each other to ensure a smooth and orderly transition to LANTHEUS or LANTHEUS’s designee of ongoing Development activities (excluding Manufacture, which is covered in Article 5 and Section 6.1.3) related to the Licensed Product, including taking the actions specified in the Transition Plan. Within ninety (90) days after the Effective Date, the Parties, each acting reasonably and in good faith, will develop a transition plan covering matters not contemplated in the Working Plans that are necessary to the accomplishment of the fundamental purposes of this Agreement (as such plan may be amended, modified and/or supplemented in accordance with this Agreement from time to time, the “Transition Plan”). If there is any inconsistency between the Transition Plan and this Agreement, the terms of this Agreement will prevail.

3.4. Regulatory Filings.

3.4.1. Licensed Product in the U.S. Subject to POINT’s performance of its obligations in Section 3.2.1 and LANTHEUS’ right to terminate under Section 16.2.2, LANTHEUS will be responsible for preparing and submitting all Regulatory Filings (as defined below) with the FDA in respect of the Licensed Product, including the Licensed Product Drug Application. LANTHEUS will, using Commercially Reasonable Efforts, submit all such Regulatory Filings in accordance with the Manufacturing, Development and Regulatory Plan. At LANTHEUS’ request, POINT will (at its own cost) provide all reasonable cooperation and assistance in preparing the Licensed Product Drug Application and seeking Regulatory Approval thereof. All such Regulatory Filings and Regulatory Approval (if granted) for the Licensed Product Drug Application s will be held by and in the name of LANTHEUS, except as set forth in Section 3.4.2 upon termination of this Agreement by POINT. At a time determined by the JDRSC, POINT will assign to LANTHEUS its entire right, title and interest in and to all regulatory filings related to the Licensed Product, including the Licensed Product Drug Application, and will promptly transfer to LANTHEUS complete and correct copies of all such regulatory filings and any and all related regulatory documentation (such filing documentation and material the “Regulatory Filings”). The date on which such assignment and transfer of Regulatory Filings are complete will be deemed the “Transfer Completion Date.” Promptly following the Transfer Completion Date, POINT will notify the FDA of, and take all actions reasonably necessary to effect or evidence, the assignment and transfer of Regulatory Filings to LANTHEUS.

3.4.2. Return of Regulatory Filings upon Termination. Upon termination of this Agreement by POINT with respect to any country, any and all Regulatory Filings and related Regulatory Approvals for that country will be held by and in the name of POINT, and upon such termination LANTHEUS hereby assigns to POINT its rights, title, and interests in and to such filings and Regulatory Approvals. Further, upon termination of this Agreement by POINT with respect to any country, LANTHEUS shall as promptly as reasonably practicable provide to POINT all documents, information, data, historical files, minutes, reports, and any other materials related to Regulatory Filings and, within ten (10) Business Days (with respect to the U.S.) or ninety (90) days (with respect to any other country in the Territory) following any such termination of this Agreement, shall, to the extent required under the rules of the applicable Regulatory Authority, notify the applicable Regulatory Authority of, and take all actions reasonably necessary to effect or evidence, the assignment and transfer of such Regulatory Filings to POINT.

3.4.3. Other Products. LANTHEUS will have the unilateral right, in its sole discretion and at its own cost and expense, to submit any regulatory filings, including INDs, ANDAs and 505(b)(2) Applications for, and seek Regulatory Approval of, any Licensed Products in the Field in the Territory, in its sole discretion.

3.5. Regulatory Meetings and Communications.

3.5.1. Responsibilities for the Licensed Product. LANTHEUS will be responsible for conducting meetings and discussions with the FDA related to the Licensed Product. At LANTHEUS’ request, POINT will (at its own expense) consult, participate and/or otherwise reasonably cooperate with LANTHEUS with respect to such meetings and discussions. LANTHEUS will keep the JDRSC reasonably and regularly informed as to the status of all material Regulatory Filings and Regulatory Approvals with respect to the Licensed Products in the Field in the Territory.

3.5.2. Regulatory Authority Communications by LANTHEUS.

(i) LANTHEUS will give POINT reasonable advance notice of meetings and discussions, including meetings or discussions that take place in-person or via teleconference or videoconference, with any Regulatory Authority related to the Licensed Product, and POINT will have the right to send representatives of its regulatory department with expertise in matters related to interactions with Regulatory Authorities to prepare for and participate in person at all such meetings and discussions. LANTHEUS shall promptly provide to POINT, upon POINT’s request, access to and/or copies of any and all substantive minutes, submissions, correspondence, and any other substantive materials or information prepared or received by LANTHEUS in connection with any interaction with a Regulator Authority regarding the Licensed Product

(ii) If either Party receives any material communications with the FDA relating to the Licensed Products, then the Party will notify the other Party and, (a) as soon as practicable, but in no case later than twenty-four (24) hours following receipt of such communication, and provide an advance copy to the other Party of any such written communication directed to the FDA or notes if such was orally communicated. The Parties will cooperate and will consider in good faith any comments any planned written communication to the FDA consistent herewith.

(iii) In the event that, at any time during the Term following the Execution Date, POINT receives any communication from any Regulatory Authority relating to any Licensed Product, POINT will notify LANTHEUS and provide a copy to LANTHEUS of any such written communication promptly following receipt of such communication. On LANTHEUS’s written request promptly following receipt of such notice, POINT will not respond to any such communication and instead will permit LANTHEUS to respond on POINT’s behalf; provided, however, that during any period in which POINT is responsible for Manufacturing any Licensed Product, POINT will have the right (after informing and conferring with LANTHEUS) to respond to communications from the FDA or other Regulatory Authority to the extent solely related to the Manufacture of a Licensed Product by or on behalf of POINT or its Affiliate or subcontractors and reasonably required to comply with Applicable Laws.

3.6. Debarment Limitations. In the course of Development of the Licensed Product in the Territory by or on behalf of a Party, each Party will not knowingly use any employee or consultant who is or has been debarred by the FDA or any other Regulatory Authority, or, to the best of such Party’s Knowledge, who is or has been the subject of debarment proceedings by the FDA or any such Regulatory Authority. Each Party will promptly notify the other Party of, and provide the other Party with a copy of, any correspondence or other reports that such Party receives from any Third Party with respect to any use of a debarred employee or consultant in connection with such Party’s performance of its obligations under this Agreement.

3.7. Compliance. Each Party will conduct its Development activities under this Agreement in compliance with all Applicable Laws and the terms and conditions set forth in this Agreement.

3.8. Safety Reporting. Within sixty (60) days after the Effective Date, the Parties will enter into a mutually acceptable safety data exchange agreement, setting forth guidelines and procedures for the receipt, investigation, recordation, review, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, technical complaints and any other information concerning the safety of the Licensed Products, as well as safety governance and decision-making roles. Such guidelines and procedures will be in accordance with, and enable the Parties and their Affiliates to fulfill, reporting obligations to the FDA or any other Regulatory Authority. Furthermore, such guidelines and procedures will be consistent with relevant International Council on Harmonization (ICH) guidelines, except where said guidelines may conflict with reporting requirements of local Regulatory Authorities, in which case local reporting requirements will prevail. The Parties’ costs incurred in connection with receiving, investigating, recording, reviewing, communicating and exchanging adverse events and other reportable information as provided in such safety data exchange agreement will be included as an element of Development Costs (to the extent relating to the Development of a Licensed Product).

ARTICLE 4

COMMERCIALIZATION

4.1. Joint Commercialization Steering Committee.

4.1.1. Establishment of the Joint Commercialization Steering Committee. At any time after the Effective Date, upon notice from the ESC the Parties will establish the Joint Commercialization Steering Committee (the “JCSC”), to coordinate and implement all activities for the Commercialization of the Licensed Products in the U.S. based on responsibilities and goals communicated in writing from the ESC. One (1) representative from each Party will be designated as that Party’s “JCSC Leader” to act as the primary JCSC contact for that Party. Unless otherwise agreed by the Parties in writing (email is sufficient), the JCSC will comprise an equal number of representatives of each Party as is reasonably necessary to accomplish the goals of the JCSC hereunder. Such representatives will include individuals with expertise and responsibilities in the areas of sales, marketing and market access. Either Party may replace any or all of its JCSC representatives, including its JCSC Leader, at any time upon notice to the other Party in accordance with this Agreement.

(i) JCSC Decision Making. As a general principle, the JCSC will operate by consensus, with the JDRSC representatives of each Party collectively having one (1) vote, respectively. In the event that the JCSC members do not reach consensus with respect to a matter that is within the purview of the JCSC within ten (10) Business Days after they have met and attempted to reach such consensus, such matter will be presented to the ESC for resolution in accordance with Section 2.2.2(iii).

(ii) Disbandment of the JCSC. The JCSC will automatically disband on the earlier of (i) the mutual written agreement of the Parties, (ii) the occurrence of an event contemplated by Section 17.5(iii), and (iii) expiration or termination of this Agreement. Thereafter, LANTHEUS will have the sole decision-making authority over all matters that were within the authority of the JCSC prior to such disbandment.

4.2. Commercialization Rights. Subject to Article 6.1.2, during the Term, LANTHEUS will have the unilateral right, itself or through its Affiliates, LANTHEUS Sublicensees, subcontractors or Distributors, to Commercialize the Licensed Products in the Field in the Territory upon advice and consultation with the JSCS.

4.3. Commercialization Efforts. Subject to Article 3, following (i) receipt of Regulatory Approval for the Licensed Product in the U.S. and LANTHEUS’ completion of all Post-Marketing Commitments and (ii) the Transfer Completion Date, LANTHEUS will use Commercially Reasonable Efforts to Commercialize the Licensed Product in the U.S.

4.4. Commercialization Costs. LANTHEUS will be responsible for all costs of conducting Commercialization of Licensed Products.

4.5. Compliance. LANTHEUS will Commercialize the Licensed Products in the Field in the Territory in compliance with all Applicable Laws and the terms and conditions set forth in this Agreement.

ARTICLE 5

MANUFACTURE AND SUPPLY

5.1. Joint Manufacturing Steering Committee.

5.1.1. Establishment of the Joint Manufacturing Steering Committee. On the Effective Date, the Parties will establish the Joint Manufacturing Steering Committee (the “JMSC”) to coordinate all activities for the Manufacture and supply of the Licensed Products in the Territory in accordance with one or more Manufacture and Supply Agreements. One (1) representative from each Party will be designated as that Party’s “JMSC Leader” to act as the primary JMSC contact for that Party. Unless otherwise agreed by the Parties in writing (email is sufficient), the JMSC will comprise an equal number of representatives of each Party as is reasonably necessary to accomplish the goals of the JMSC hereunder. Such representatives will include individuals with expertise and responsibilities in the areas of manufacturing, supply chain, logistics, process sciences, quality control, quality assurance, regulatory affairs and/or process development. Either Party may replace any or all of its JMSC representatives, including its JMSC Leader, at any time upon notice to the other Party in accordance with this Agreement.

5.1.2. JMSC Responsibilities. The JMSC will perform the following functions:

(i) participate in drafting and updating the Manufacturing, Development and Regulatory Plan to include integrated Manufacturing-related procurement, buildout, validation, qualification, compliance, Regulatory Approval-related inspection and commercial scale operation timelines, activities and roles and responsibilities required to Manufacture the Licensed Product;

(ii) review and provide status updates to the ESC regarding demand forecasts and Manufacture and supply activities for the Licensed Product; and

(iii) monitor the performance of POINT’s obligations and activities under the applicable Manufacture and Supply Agreement(s) for Clinical Supply and Commercial Supply and perform such other functions as appropriate to further the purposes of this Agreement as determined by mutual agreement of the Parties.

5.1.3. JMSC Meetings. The JMSC will meet at least once each quarter or as agreed by the JMSC, until the disbandment of the JMSC pursuant to Section 5.2. Either Party may request that specific items be included in the agenda. Meetings may be held in-person, telephonically or by videoconference, as agreed upon by the Parties. A quorum of at least two (2) JMSC members appointed by each Party will be present at or will otherwise participate in each JMSC meeting. If mutually agreed by the Parties on a case-by-case basis, the JMSC may invite other non-members to participate in the discussions and meetings of the JMSC, provided that the presence of such participants will not be considered in determining whether there is a quorum at the JMSC. One (1) person (who need not be a member of the JMSC) will attend each meeting and record the minutes of such meeting in writing. Such minutes will be circulated to the Parties promptly following the meeting for review, comment and approval. If no comments are received from a Party within ten (10) Business Days after receipt of the minutes by such Party, such minutes will be deemed to be approved by such Party.

5.1.4. JMSC Decision Making. As a general principle, the JMSC will operate by consensus, with the JMSC representatives of each Party collectively having one (1) vote, respectively. In the event that the JMSC members do not reach consensus with respect to a matter that is within the purview of the JMSC within ten (10) Business Days after they have met and attempted to reach such consensus, such matter will be presented to the ESC for resolution in accordance with Section 2.2.2(iii). POINT will have the final decision-making authority if such matter relates to the day-to-day activities related to the PNT-2003 Clinical Trial and Manufacture of the Licensed Product, subject the terms of the applicable Manufacture and Supply Agreement(s), in each case, in accordance with the respective Working Plans.

5.2. Disbandment of the JMSC. The JMSC will automatically disband on the earlier of (i) the mutual written agreement of the Parties, (ii) the occurrence of an event contemplated by Section 17.5(iii), or (iii) expiration or termination of the later of this Agreement or all Manufacture and Supply Agreements. Thereafter, except as set forth herein, LANTHEUS will have the sole decision-making authority over all matters that were within the authority of the JMSC prior to such disbandment.

5.3. Manufacturing Rights. Except as expressly set forth herein, including in Sections 5.6.2 and 6.1.3 or in a Manufacture and Supply Agreement, POINT will have the sole right to Manufacture and supply the Licensed Product in the Territory, and neither LANTHEUS nor any Affiliate of LANTHEUS (nor any others on behalf of or under license or sublicense from LANTHEUS or any of its Affiliates) will Manufacture any Licensed Product. LANTHEUS shall, promptly upon POINT’s written request, provide to POINT access to all materials in its possession or control required for its performance under the Manufacture and Supply Agreements.

5.4. Manufacture and Supply Agreement.

5.4.1. The Parties, each acting reasonably and in good faith, after the Effective Date and on instruction from ESC, will negotiate and execute a Manufacture and Supply Agreement on terms and conditions consistent with those set forth in Exhibit C (or as otherwise mutually agreed), pursuant to which POINT will Manufacture or have Manufactured, and LANTHEUS and its Affiliates and, as applicable, LANTHEUS Sublicensees in the U.S. will purchase from POINT, Supplies of Licensed Product in the United States. The Parties, each acting reasonably and in good faith, will negotiate and will endeavor within ninety (90) days after the date of the First Pre-NDA Filing Meeting to finalize and execute a Technical and Quality Agreement, which will be appended to, and incorporated by reference into, the Manufacture and Supply Agreement and which will specify certain quality assurance and quality control requirements relating to the Manufacture of Licensed Product (as such agreement may be amended, modified, supplemented, renewed and/or superseded from time to time in accordance with its terms, the “Technical and Quality Agreement”).

5.4.2. The Parties, each acting reasonably and in good faith, agree to consider amending, modifying and/or supplementing such Manufacture and Supply Agreement and Technical and Quality Agreement, as may be recommended by the Parties or the JMSC from time to time, including updates necessary to account for changes in the approved NDA and finalization of the Licensed Product distribution model. For other countries in the Territory other than the United States, the Parties agree to use reasonable, good faith efforts to either amend the Manufacture and Supply Agreement and Technical and Quality Agreement to include such other countries, or to enter into additional Manufacture and Supply Agreement(s) and Technical and Quality Agreement(s) on mutually agreed terms.

5.4.3. The initial purchase price per patient-ready dose of Licensed Product under the Manufacture and Supply Agreement is set forth in Exhibit C (the “Dose Price”); provided that, at the end of the first full Calendar Year after the First Commercial Sale of Licensed Product and at the end of each subsequent Calendar Year, POINT shall in good faith examine the average Fully Burdened Manufacturing Cost per dose of Licensed Product during that Calendar Year, relative to the average Fully Burdened Manufacturing Cost per dose of Licensed Product at the effective date of such Manufacture and Supply Agreement (or for the previous Calendar Year, as case may be), and will (i) decrease the Dose Price for orders in the subsequent Calendar Year by an amount equal to [***] percent ([***]%) of any reduction in the average Fully Burdened Manufacturing Cost or (ii) in the event of any increase in the average Fully Burdened Manufacturing Cost above [***] percent ([***]%), increase the Dose Price for orders in the subsequent Calendar Year by an amount that is equal to the total amount of the increase to POINT in the average Fully Burdened

Manufacturing Cost from the prior Calendar Year that exceeds [***] percent ([***]%). Notwithstanding clause (i) of the foregoing sentence, in no event will the Dose Price for any order under any Manufacture and Supply Agreement be an amount less than [***] percent ([***]%) of the average Fully Burdened Manufacturing Cost per dose of Licensed Product for the prior Calendar Year; provided that any subsequent decrease under subsection (i) following any increase under this sentence or under subsection (ii) shall reduce the Dose Price [***] rather than by only [***] percent ([***]%).

5.5. Manufacturing Intellectual Property. POINT will be responsible for (i) obtaining rights to any intellectual property of any Third Party that is necessary for POINT to Manufacture Clinical Supplies or Commercial Supplies in the Territory and (ii) all payments (including upfront fees, milestones and royalties) due to any such Third Party in consideration for any such grant of rights. POINT will keep LANTHEUS informed of any such activities.

5.6. Additional Manufacturing and Supply Sources.

5.6.1. POINT acknowledges and agrees that, in consideration for LANTHEUS agreeing to the initial limitations on its ability to Manufacture the Licensed Product and the initial limitations on its access to POINT Manufacturing Know-How under this Agreement, POINT’s establishment, maintenance and assurances of a robust, reliable, uninterrupted, redundant, diverse and secure Manufacturing and supply chain for the Licensed Product in the Territory that complies with Applicable Laws is an essential purpose of this Agreement. POINT will maintain and utilize (and not deprioritize for other customers, programs, projects or products) the experience, capabilities, resources, personnel, facilities and manufacturing capacity necessary to Manufacture, supply and deliver patient doses of Licensed Product on time in full in compliance with the requirements of this Agreement and the Manufacture and Supply Agreement and all Applicable Laws.

5.6.2. Upon the occurrence of any of the following events:

(i) the commencement of the Development of the Licensed Product by LANTHEUS or one of its Affiliates directly in any country in the Territory outside of North America or LANTHEUS entering into a LANTHEUS Sublicense Agreement with a LANTHEUS Sublicensee in any country in the Territory outside of North America;

(ii) LANTHEUS achieving either (i) US$[***] of annual Net Sales of Licensed Product in North America by the [***] ([***]) full Calendar Year anniversary of First Commercial Sale and Net Sales growing by at least [***] percent ([***]%) over the previous Calendar Year or (ii) US$[***] of annual Net Sales of Licensed Product in the Territory at any time;

(iii) POINT’s Manufacturing Underperformance;

(iv) POINT undergoes an Insolvency Event; or

(v) POINT undergoes a Change of Control transaction involving a Major Competitor, or POINT assigns its rights under this Agreement (or its rights to the Licensed Patents), whether in whole or in part to a Major Competitor; at LANTHEUS’s written request, POINT will (at POINT’s election) either (A) establish and qualify and obtain Government Authority approvals for its own new site of Manufacture of the Licensed Product in the relevant portion of the Territory identified by LANTHEUS or (B) facilitate and effect a technology transfer (as described and subject to the limitations herein) to, and qualification of, a new LANTHEUS-owned and operated or Third Party-owned and operated site of Manufacture of the Licensed Product in the relevant portion of the Territory identified by LANTHEUS; provided that, if POINT undergoes an Insolvency Event, POINT undergoes a Change of Control transaction involving a Major Competitor, or POINT assigns its rights under this Agreement (or its rights to the Licensed Patents), whether in whole or in part, to a Major Competitor, then the foregoing clause (A) will not apply (unless LANTHEUS consents in advance in writing).

5.6.3. In the event of a technology transfer contemplated by Section 5.6.2(A) above, POINT will establish and qualify such site with sufficient human, technical and other resources, expertise and efforts to complete the establishment of such site in a reasonably prompt manner (in no event will such resources, expertise and efforts be less than the levels used to establish and qualify its first Manufacturing site in Indiana),and LANTHEUS will be responsible for reimbursing (on a quarterly basis) POINT for its reasonable external, documented, out-of-pocket costs for work, equipment and capabilities dedicated to transfer of the Manufacture of the Licensed Product, at an aggregate cost no greater than the average of three Third Party bids (or a fewer such number of Third Party bids as are reasonably available under the circumstances), and the Parties will negotiate in good faith the purchase price for patient doses of Licensed Product produced at such new Manufacturing site and any other mutually agreed economic terms; provided that, if the Parties fail to agree after good faith negotiations on the terms thereof within three (3) months after LANTHEUS’ written request, then LANTHEUS will be entitled to progress to a technology transfer to a LANTHEUS-owned and operated facility or a Third Party-owned and operated Manufacturing facility pursuant to Section 5.6.2(B) above.

5.6.4. In the event of a technology transfer contemplated by Clause (B) of Section 5.6.2 above:

(i) POINT will perform technical services reasonably requested by LANTHEUS to facilitate the technology transfer described in this Section 5.6 (at LANTHEUS’s cost) and with sufficient human, technical and other resources, expertise and efforts to complete such services in a reasonably prompt manner (in no event will such resources, expertise and efforts be less than the levels used to establish and qualify its own Manufacturing site in Indiana), including by making available to LANTHEUS or such Third Party, as applicable, all Licensed Know-How (including all historical process or analytical information (i.e., all experimentally or literature-derived data used to Manufacture any Licensed Product)) that is necessary to enable the Manufacture of all Licensed Products by or on behalf of LANTHEUS or such Third Party (the “POINT Manufacturing Know-How”), by providing copies or samples of relevant documentation, materials and other embodiments of POINT Manufacturing Know-How, including data within reports, notebooks and electronic files;

(ii) in the case of a technology transfer to a Third Party for Manufacturing on behalf of LANTHEUS under Section 5.6.2(i), (ii), (iii) or (v) but not (iv) (where POINT undergoes an Insolvency Event), POINT will be a direct party to LANTHEUS’ manufacture and supply agreement with such Third Party, which shall obligate such Third Party to maintain any POINT Manufacturing Know-How provided to such Third Party in strict confidence and not to disclose POINT Manufacturing Know-How to any other Person, for purposes of having direct enforcement rights against such Third Party in relation to the POINT Manufacturing Know-How; and

5.6.5. Unless POINT otherwise consents, LANTHEUS will source from POINT no less than [***] percent ([***]%) of its annual requirements for Licensed Product in North America (the “Requirements Commitment”); provided that, notwithstanding the foregoing:

(i) during any period of Manufacturing Interruptions or Manufacturing Underperformance: (A) POINT will reasonably and in good faith use its best reasonable efforts to return to a state of uninterrupted supply of Licensed Product to LANTHEUS as promptly as practicable and reasonably cooperate with LANTHEUS (including by coordinating with, or routing orders through, its other Manufacturing sites or LANTHEUS or Third Party Manufacturing sites); (B) LANTHEUS may source Licensed Product from any LANTHEUS or Third Party Manufacturing sites only for as long as such events or circumstances continue and for a reasonable time thereafter (for instance, to take into account binding orders, lead-times and the key raw material supply chain commitments of the LANTHEUS or Third Party Manufacturing site); and, (C) the purchases made under Clause (B) of this Section 5.6.5(i) will be deemed to have been made from POINT for purposes of determining whether LANTHEUS has satisfied its Requirements Commitment; and

(ii) in the event that LANTHEUS or a Third Party establishes a Manufacturing site as contemplated by Clause (B) of Section 5.6.2, the Requirements Commitment will be [***] percent ([***]%) solely to the extent necessary for a Regulatory Authority to grant Regulatory Approval and only until such site is granted Regulatory Approval to manufacture and supply Licensed Product through the [***] ([***]) full Calendar Year thereafter.

ARTICLE 6

LICENSE GRANTS

6.1. Patent and Know-How License Grant.

6.1.1. Grant to POINT under LANTHEUS Patent Rights. Subject to the terms and conditions of this Agreement, as of the Effective Date and through the Term, LANTHEUS hereby grants to POINT a non-exclusive, non-transferrable license, without the right to sublicense, under the LANTHEUS Patent Rights solely to perform its obligations set forth under the Manufacturing, Development and Regulatory Plan and under the Manufacture and Supply Agreement(s) with respect to the Licensed Product in the Field in the U.S., which for clarity, does not include any rights to Commercialize any Licensed Product.

6.1.2. Grant to LANTHEUS. Subject to the terms and conditions of this Agreement, and as applicable the CanProbe Agreement (a true, complete and correct copy of which POINT has provided to LANTHEUS, and the terms and conditions of which LANTHEUS agrees to be bound to the extent of the sublicense granted herein), and including the rights reserved to POINT in Section 6.1.7, as of the Effective Date and through the Term, POINT hereby grants to LANTHEUS an exclusive (even as to POINT and its Affiliates), royalty-bearing, non-transferable (except as set forth in Section 6.1.5) license (or sublicense as the case may be) under the Licensed Patents and the Licensed Know-How to Exploit (but subject to Section 6.1.3 with respect to Manufacturing) Licensed Products in the Field in the Territory.

6.1.3. Manufacturing License Grant. Notwithstanding Section 6.1.2, LANTHEUS’s right to Manufacture is subject to Section 5.6.2.

6.1.4. Grant to POINT under Collaboration Patents and Collaboration Know-How. As of the Effective Date, LANTHEUS hereby grants to POINT an exclusive (even as to LANTHEUS), royalty-free, transferable license, with the right to sublicense, under LANTHEUS’ interest in the Collaboration Patent Rights and Collaboration Know-How solely invented by employees of POINT to Exploit Licensed Products in the Excluded Territory.

6.1.5. Sublicenses.

(i) Subject to the terms and conditions of this Agreement, as of the Effective Date, LANTHEUS will have the right to grant sublicenses through multiple tiers to LANTHEUS Sublicensees of the rights granted to LANTHEUS under this Agreement in, the form of a LANTHEUS Sublicense Agreement, in accordance with the terms and conditions of this Section 6.1.5. The grant of any such sublicense will not relieve LANTHEUS of its obligations under this Agreement (including its financial obligations), and LANTHEUS shall be responsible for any and all obligations, acts, and omissions of each LANTHEUS Sublicensee as if a LANTHEUS Sublicensee were LANTHEUS under this Agreement. As a condition precedent to and requirements of granting any such sublicense or any amendment or modification (including to any Distributor), each LANTHEUS Sublicensee will agree in writing to be bound by substantially identical obligations as LANTHEUS hereunder with respect to the activities of such LANTHEUS Sublicensee (including the terms and conditions of the CanProbe Agreement where the sublicense includes rights under the CanProbe IP). In addition, POINT shall (subject to Section 5.6.1 through 5.6.4, as well as POINT’s demonstrated ability to reliably Manufacture and supply Licensed Product to LANTHEUS and all LANTHEUS Sublicensees) have the right, but not the obligation, to require that, prior to the execution of such LANTHEUS Sublicense Agreement, the applicable LANTHEUS Sublicensee(s) agree in writing to purchase Licensed Product, including Clinical and Commercial Supplies thereof, from POINT. Each LANTHEUS Sublicense Agreement will be consistent in all respects with all applicable terms and conditions of this Agreement. LANTHEUS will provide POINT with a copy of such LANTHEUS Sublicense Agreement, and any modification or termination thereof, promptly after execution of such LANTHEUS Sublicense Agreement, modification or termination (and in any event within thirty (30) days after such LANTHEUS Sublicense Agreement has been fully executed or modified or termination of such LANTHEUS Sublicense Agreement has occurred); provided that any such copy may be redacted to remove any commercially sensitive information of LANTHEUS or the LANTHEUS Sublicensee, so long as not necessary for POINT to assess LANTHEUS’s and LANTHEUS Sublicensee’s compliance with the terms of this Agreement. LANTHEUS shall use all

Commercially Reasonable Efforts to collect amounts due, and as appropriate to exercise any applicable rights under any LANTHEUS Sublicense Agreement with a LANTHEUS Sublicensee, including if applicable to terminate the LANTHEUS Sublicense Agreement with a LANTHEUS Sublicensee to the extent such LANTHEUS Sublicensee fails to meet its payment obligations therein. With respect to any sublicense agreement entered into by POINT within the Territory pursuant to Section 6.1.1, POINT shall use all Commercially Reasonable Efforts to collect amounts due, and as appropriate to exercise any applicable rights under such sublicense agreement with its sublicensee, including if applicable to terminate such sublicense agreement with its sublicensee to the extent such sublicensee fails to meet its payment obligations therein.

(ii) Net Sublicense Proceeds actually paid to a Party (which may include proceeds received by such Party as a result of enforcing the payment obligations against such sublicensee thereunder, including without limitation any amounts received by such Party in connection with the enforcement or resolution of a payment dispute) by a sublicensee will be split:

(A) for any LANTHEUS Sublicense Agreement entered into for the applicable region of the Territory during the applicable Sublicensing Diligence Period: sixty percent (60%) in favor of LANTHEUS, and forty percent (40%) in favor of POINT; and

(B) for any sublicense agreement entered into by POINT or its Affiliates for the applicable region of the Territory after the applicable Sublicensing Diligence Period: forty percent (40%) in favor of LANTHEUS, and sixty percent (60%) in favor of POINT.

(iii) In the event that LANTHEUS determines not to Develop and Commercialize the Licensed Product in any region of the Territory set forth below as determined in consultation with the JCSC, LANTHEUS will use Commercially Reasonable Efforts to sublicense the Development and Commercialization of the Licensed Product in the region of the Territory within the applicable period specified below (the “Sublicense Diligence Period”):

Territory	Sublicense Diligence Period Ends on
European Union (provided that a sublicense covering Germany and France will satisfy LANTHEUS’ obligations to sublicense with respect to all of the European Union)	Within 48 months after First FDA Approval

Middle East	Within 60 months after First FDA Approval

Africa	Within 60 months after First FDA Approval

Latin America	Within 60 months after First FDA Approval

LANTHEUS shall provide the JCSC regular updates with respect to the status of its sublicensing activities. Notwithstanding the foregoing, the applicable Sublicense Diligence Period above will be extended by one day for each day during which any Manufacture and Supply Agreement or Manufacturing technology transfer arrangements with LANTHEUS or a proposed LANTHEUS Sublicensee are being negotiated with POINT in good faith.

6.1.6. POINT Leading Sublicensing Activities. Notwithstanding Section 6.1.5, if (i) the Licensed Product is not sublicensed by LANTHEUS or its Affiliates within an applicable region of the Territory within its respective Sublicense Diligence Period, or, (ii) in the event that the Licensed Product has not been sublicensed within an applicable region of the Territory, and LANTHEUS has not commenced and diligently pursued (or has abandoned) Clinical Trials for the Licensed Product in support of Regulatory Approval in an applicable region of the Territory within its respective Sublicense Diligence Period, then in either case, following the expiration of such Sublicense Diligence Period, POINT will (upon thirty (30) days’ prior written notice to LANTHEUS) have the right to grant sublicenses in the Territory its sole discretion.

6.1.7. No Implied Licenses; Negative Covenant. Except as expressly granted herein, neither Party grants to the other Party any right or license under any intellectual property rights Controlled by such first Party.

(i) POINT Reservation of Rights.

(A) Reservation of IP Rights. Except for the limited licenses set forth in Section 6.1.2 (Grant to LANTHEUS), and Section 6.1.3 (Manufacturing License Grant), POINT is not granting LANTHEUS any license, express or implied, under any intellectual property rights Controlled by POINT, including as licensed to POINT by a Third Party. For clarity, the license or rights granted pursuant to Section 6.1.2 (Grant to LANTHEUS) and Section 6.1.3 (Manufacturing License Grant) shall not include the license or right under the Licensed Patents and the Licensed Know-How to Exploit any product or other active therapeutic ingredient(s) that are not the Licensed Product, and all ownership rights therein are expressly reserved by POINT, subject to Section 7.1.2(i).

(B) Manufacturing Reservation. The license granted in Sections 6.1.2 is subject to a reserved non-exclusive, non-transferable, and, except as necessary for POINT to Manufacture Clinical Supplies and Commercial Supplies in accordance with this Agreement and the applicable Manufacture and Supply Agreement(s), non-sublicensable right of POINT under the Licensed Patents and Licensed Know-How solely to exercise its rights and perform its obligations under this Agreement and the Manufacture and Supply Agreement.

6.2. Patent Update. Upon LANTHEUS’s written request, to the extent not otherwise already available to LANTHEUS through its own control of Prosecution (except with respect to the CanProbe IP which is subject to the terms of Section 7.10), at least once annually, POINT will provide to LANTHEUS an update to the list of Licensed Patents set forth on Exhibit B, which will automatically be modified to include such updates.

6.3. POINT Termination of License to Contested Patent Rights. If LANTHEUS or any of its Affiliates or LANTHEUS Sublicensees (i) initiates or (ii) knowingly provides financial support (other than equity funding) or proprietary information regarding patent strategy, prosecution or maintenance to a Third Party in order to enable such Third Party to initiate, any action or proceeding in any forum of competent jurisdiction in the Territory (including a court, a patent office or an arbitral tribunal, and whether in the form of petitions for declaratory relief, claims, counterclaims, defenses, interferences, petitions for reexamination, inter partes review, post-grant review, or otherwise, but excluding any action that may be necessary or reasonably required in response to a subpoena or court or administrative law request or order) that any Patent Right (or any claim thereof) within the Licensed Patents is unpatentable, invalid or unenforceable (any such action or proceeding, a “Patent Action”) and a final, non-appealable order is made in any such forum that such Patent Right or claim thereof is patentable, valid or enforceable, as applicable, then POINT, as the licensor of the Licensed Patents under this Agreement, may at its discretion, (a) invoice LANTHEUS for all expenses incurred by POINT in such Patent Action, including reasonable attorneys’ fees, experts’ fees and other costs of investigation or defense, court costs and other litigation expenses, and LANTHEUS shall pay all amounts set forth in such invoice within sixty (60) days after receipt of such invoice and/or (b) terminate its license to LANTHEUS pursuant to this Article 6 to such Patent Right, whereupon such Patent Right will no longer be deemed to be within the Licensed Patents. Notwithstanding the foregoing, (1) if any Affiliate of LANTHEUS that becomes an Affiliate of LANTHEUS through a Change of Control of LANTHEUS is engaged in a Patent Action at the time of such Change of Control, the provisions of this Section 6.3 shall not be deemed to apply as a result of such Patent Action by such Affiliate of LANTHEUS, (2) LANTHEUS shall have the right to defend itself against any action or proceeding in any forum of competent jurisdiction in the Territory brought by POINT or any of its Affiliates or sublicensees alleging infringement of any Patent Right and (3) in the case of a Patent Action by a sublicensee, POINT shall not have the right to take the actions described in the preceding sentence unless LANTHEUS fails to either terminate the applicable sublicense or cause the Sublicensee to cease pursuing such Patent Action within one hundred twenty (120) days of the date that LANTHEUS becomes aware of such Patent Action.

6.4. Exclusivity. From and after the Effective Date and for a period of three (3) years after the Term, POINT and its Affiliates shall not directly or indirectly Develop, Manufacture, Commercialize or otherwise Exploit any 177Lu-radiolabelled somatostatin receptor-targeting therapeutic drug anywhere in the Territory, unless in collaboration with LANTHEUS or its Affiliates; provided that the foregoing shall not extend or apply to any product or intellectual property Controlled by any Third Party with which POINT undergoes a Change of Control, or any such product or intellectual property of an Affiliate of such Third-Party acquiror, in any case, which is in production or existence at the time of the Change of Control, in any case, provided neither POINT or any of its controlled Affiliates directly becomes involved or otherwise participates in the development, manufacture, commercialization or other exploitation thereof during the Term and for a period of three (3) years thereafter.

ARTICLE 7

INTELLECTUAL PROPERTY RIGHTS

7.1. Ownership of Intellectual Property.

7.1.1. Product Trademarks. LANTHEUS may, in its sole discretion, select any trademarks, trade dress, designs, logos or slogans to be used in connection with the Exploitation of the Licensed Products in the Field in the Territory (collectively, the “Product Trademarks”) and will own all such Product Trademarks. Neither POINT nor its Affiliates will, without LANTHEUS’ prior written consent, use or seek to register, anywhere in the world, any trademarks that are confusingly similar to any Product Trademark during the Term. Upon termination (but not expiration) of this Agreement, POINT shall have the right to use the Product Trademarks as set forth in Section 16.3.3 in the terminated countries of the Territory.

7.1.2. Collaboration Technology.

(i) Ownership. Subject to POINT’s rights, title, and interest in Collaboration Technology in the event of termination pursuant to Section 16.2.2, the Parties will jointly own all Collaboration Know-How and Collaboration Patents in the Territory. Subject to the terms and conditions of this Agreement, each Party will be free to exploit, either itself or through the grant of licenses to Third Parties (which Third Party licenses may be further sublicensable), its rights, title and interest in and to the Collaboration Technology in the Territory, without the need to obtain further consent from the other Party, and without any duty to account or payment of any compensation to the other Party; provided, however, that if either Party expressly disclaims in writing with reference to this Section 7.1.2(i) its ownership interest in any Collaboration Technology, then such Collaboration Technology will become solely owned by the other Party and such disclaiming Party will and hereby does assign to the other Party all of its rights, title and interests in and to such disclaimed Collaboration Technology. Inventorship of any Collaboration Technology will be determined in accordance with United States patent laws. For the avoidance of doubt, any Know-How invented solely by POINT or its Affiliates’ employees, agents or independent contractors during the Term and any Patent Rights Covering such Know-How shall, in the Excluded Territory, be solely and exclusively owned by POINT, and LANTHEUS shall have no right, title, or interest in or to, or any license to exploit, such Know-How and Patent Rights in the Excluded Territory.

(ii) Assignment of Inventions. Each employee, agent or independent contractor (including all subcontractors) of a Party or its respective Affiliates performing work under this Agreement will, prior to commencing such work, be bound by invention assignment obligations as set forth in a written agreement, including: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) presently assigning to the applicable Party or Affiliate all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent or patent application; and (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that such invention assignment agreement need not reference or be specific to this Agreement.

7.2. Disclosure of Inventions. During the Term, each Party will promptly (but no later than sixty (60) days following such Party’s receipt of an invention disclosure) provide to the other Party any invention disclosure submitted to such Party that discloses any Collaboration Technology.

7.3. Patent Committee. Each Party will appoint one (1) representative with patent and intellectual property expertise on the Effective Date. Such representatives (the “Patent Committee”) will meet (in-person, by telephone or videoconference) upon request by either Party during the Term to coordinate, discuss, and review strategies with respect to preparing, filing, prosecuting, maintaining, and enforcing the Licensed Patents and the Collaboration Patents. The Patent Committee will report to the JDRSC. The Patent Committee will automatically disband on the earlier of (i) the mutual written agreement of the Parties, (ii) the occurrence of an event contemplated by Section 17.5(iii), and (iii) the expiration or termination of this Agreement. Thereafter, LANTHEUS will have the sole decision-making authority over all matters that were within the authority of the Patent Committee prior to such disbandment.

7.4. Patent Filings.

7.4.1. Prosecution.

(i) LANTHEUS will lead prosecution of the Licensed Patents and Collaboration Patents in the Territory, at its own cost and expense, using patent counsel to which the Parties have mutually agreed, and shall prepare, file, prosecute and maintain these Patent Rights in the Territory, including any appeal proceeding made at the applicable patent office following such patent office’s failure to issue any such patent (collectively, “Prosecution”). LANTHEUS will provide POINT with copies of all material documents and correspondence relating to the Prosecution of the Licensed Patents and the Collaboration Patents (a) promptly after receipt, with respect to communications from applicable patent authorities and (b) a reasonable time in advance of filing, for documents to be filed by LANTHEUS, in each case (a) and (b), to allow POINT time to review such materials and comment thereon. LANTHEUS will implement POINT’s reasonable comments on the documents filed. POINT will provide LANTHEUS all reasonable assistance in the Prosecution of such Licensed Patents and Collaboration Patents in the Territory, including by making its employees, agents and consultants reasonably available to LANTHEUS (or LANTHEUS’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable LANTHEUS to undertake Prosecution as contemplated by this Agreement.

(ii) POINT will lead Prosecution of the Licensed Patents in the Excluded Territory, at its own cost and expense, using patent counsel to which the Parties have mutually agreed. POINT will provide LANTHEUS with copies of all material documents and correspondence relating to the Prosecution of such Licensed Patents (a) promptly after receipt, with respect to communications from applicable patent authorities and (b) a reasonable time in advance of filing, for documents to be filed by POINT, in each case (a) and (b), to allow LANTHEUS reasonable time to review such materials and comment thereon. POINT will implement LANTHEUS’s reasonable comments on the documents filed.

(iii) In addition, and notwithstanding anything to the contrary set forth in this Agreement, LANTHEUS will have the sole right, using patent counsel of its choosing, to direct and control any patent interferences, reexaminations, inter partes reviews, reissuances, revocations, oppositions and appeals from any such proceedings of the Licensed Patents and the Collaboration Patents in the Territory (collectively, “Protection”). POINT will provide LANTHEUS reasonable assistance in the Prosecution and Protection of such Licensed Patents or Collaboration Patents in the Territory, including by making its employees, agents and consultants reasonably available to LANTHEUS (or LANTHEUS’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable LANTHEUS to undertake Prosecution as contemplated by this Agreement.

(iv) Except as expressly provided in this Section 7.4.1, each Party will have the sole right, in its sole discretion, to conduct Prosecution of any Patent Rights owned by such Party.

7.4.2. Common Interest. All information exchanged between the Parties or between the Parties’ outside patent counsel regarding Prosecution of the Licensed Patents and the Collaboration Patents will be deemed Confidential Information subject to Article 8. In addition, the Parties acknowledge and agree that, with regard to Prosecution of the Licensed Patents and the Collaboration Patents, the interests of the Parties as licensor and licensee are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents or the Collaboration Patents, including privilege under the common interest doctrine and similar or related doctrines.

7.4.3. Patent Term Extensions. The Parties will use reasonable efforts and cooperate with one another to obtain all available supplementary protection certificates, patent term restorations and other patent extensions with respect to the Licensed Products in the Territory, and to make any filings with respect thereto. POINT will cooperate with LANTHEUS’s reasonable written request with respect to any such filings, including by executing such authorizations and other documents and taking such other actions as may be reasonably requested by LANTHEUS to obtain such extensions. In the event the Parties disagree as to how to effectuate or whether to obtain any supplementary protection certificates, patent term restorations or other patent term extensions, the matter will be referred to the ESC, which will have final decision-making authority.

7.5. Enforcement Rights.

7.5.1. Notification of Infringement. If either Party learns of any actual or threatened infringement by a Third Party of a LANTHEUS Patent Right, Licensed Patent or Collaboration Patent in the Territory or any attack by a Third Party on the validity or enforceability of a LANTHEUS Patent Right, Licensed Patent or Collaboration Patent in the Territory, including any certification received by such Party under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, as amended, the “Hatch-Waxman Act”), with respect to a LANTHEUS Patent Right, Licensed Patent or Collaboration Patent or a Licensed Product in the Field (each, an “Infringement”), such Party will promptly, and in any event within five (5) days, notify the other Party and will provide the other Party with available evidence of such events.

7.5.2. Enforcement of Licensed Patents and Collaboration Patents. LANTHEUS will have the first right, but not the obligation, at its own cost and expense and using counsel of its choosing, to institute any action, suit or proceeding against any Infringement of a Licensed Patent or Collaboration Patent in the Territory. LANTHEUS will have the right to cause POINT to join LANTHEUS as a party plaintiff to any such action, suit or proceeding in the Territory, at LANTHEUS’s sole expense. LANTHEUS will keep POINT reasonably informed regarding such action, suit or proceeding and will reasonably consider POINT’s input regarding such action, suit or proceeding. In connection with such action, suit or proceeding, the Parties will cooperate with and assist each other in all reasonable respects. If, after ninety (90) days after the date of notice given pursuant to Section 7.5.1, LANTHEUS has not instituted any action, suit or proceeding against the applicable Infringement or provided POINT with information and arguments demonstrating that there is insufficient basis for the allegation of such Infringement, then POINT will have the right, but not the obligation, at its own cost and expense and using counsel of its choosing, to institute any action, suit or proceeding against such Infringement; provided that, if LANTHEUS provides notice to POINT that LANTHEUS has determined for strategic reasons not to initiate an action, suit or proceeding against such Infringement, POINT will not have the right to institute an action, suit or proceeding against such Infringement.

7.5.3. Recoveries. In the event that either Party exercises the rights conferred in Section 7.5.2 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered will first be applied to all reasonable out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro rata in proportion to the total of such costs and expenses incurred by each Party based on a reasonable and good faith accounting provided by each Party. If, after such reimbursement, any funds will remain from such damages or other sums recovered, the recovering Party will be entitled to eighty percent (80%) of such net recovery, and the other Party will be entitled to twenty percent (20%) of such net recovery.

7.5.4. Other Patent Rights. Except as expressly provided in Section 7.5.2, each Party will have the sole right, in its sole discretion, to institute any action, suit or proceeding against any Infringement of any Patent Right owned by such Party, including but not limited to the LANTHEUS Patent Right.

7.6. Infringement Defense.

7.6.1. Notice. In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either Party, or any of their respective Affiliates or sublicensees (each person so sued being referred to herein as a “Sued Party”), claiming infringement of such Third Party’s Patent Rights or unauthorized use or misappropriation of its Know-How based upon an assertion or claim arising out of the Exploitation of a Licensed Product in the Field in the Territory (“Infringement Claim”), such Party will promptly notify the other Party of the Infringement Claim or the commencement of such action, suit or proceeding, enclosing a copy of the Infringement Claim and all papers served.

7.6.2. Right to Defend. If the Sued Party with respect to any Infringement Claim is entitled to indemnification under Article 13 with respect to such Infringement Claim, then the terms and conditions of Article 13 and not this Section 7.6.2 will apply to such Infringement Claim. In all other cases, LANTHEUS will have the right, but not the obligation, at its own cost and expense and using counsel of its choosing, to defend against any Infringement Claim brought against LANTHEUS or its Affiliates or LANTHEUS Sublicensees and POINT will have the right, but not the obligation, at its own cost and expense and using counsel of its choosing, to defend against any Infringement Claim brought against POINT or its Affiliates or sublicensees. The Sued Party will keep the other Party reasonably informed of all material developments in connection with any such suit and will not, without the other Party’s prior written consent, enter into any settlement or consent decree that requires any payment by or admits or imparts any other liability to the other Party. The other Party will make available to the Sued Party its advice and counsel regarding any Infringement Claim and will offer reasonable assistance in connection with any Infringement Claim to the Sued Party, at the Sued Party’s cost and expense.

7.7. Patent Marking. LANTHEUS agrees to mark, and to require any of its Affiliates or LANTHEUS Sublicensees to mark, any Licensed Products (or their containers or labels) made, sold, or otherwise distributed by it or them with any notice of Patent Rights required under Applicable Law to enable such Patent Rights to be enforced to their full extent in any country where Licensed Products are made, used, sold, or offered for sale.

7.8. Orange Book Listings. With respect to patent listings in the FDA Orange Book for issued patents for the Licensed Product, LANTHEUS will determine in consultation with POINT which patents to list in the FDA Orange Book (a) prior to the submission of the Licensed Product Drug Application submitted to the FDA and (b) within twenty (20) days after the receipt of First FDA Approval.

7.9. Trademark Infringement.

7.9.1. Notification of Infringement. If POINT learns that a Third Party is infringing any Product Trademark in the Territory, POINT will promptly notify LANTHEUS.

7.9.2. Infringement Action. LANTHEUS will have the sole right, at its own cost and expense and in its sole discretion, to take any action with respect to any infringement of a Product Trademark in the Territory, with counsel of its own choice. Any recovery from any settlement or judgment from such action will be retained by LANTHEUS.

7.10. Savings. This Article 7 shall not apply to CanProbe IP to the extent prohibited by the CanProbe Agreement or to the extent such prosecution and enforcement responsibilities are allocated to CanProbe under the CanProbe Agreement.

ARTICLE 8

CONFIDENTIALITY; PUBLICITY

8.1. Confidentiality. Except to the extent authorized by this Agreement or otherwise agreed upon in writing, the Parties agree that the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose, any proprietary and confidential information and materials furnished to it by the disclosing Party pursuant to this Agreement (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:

8.1.1. was already known to the receiving Party or its Affiliates, as demonstrated by competent written records at the time of disclosure by the disclosing Party;

8.1.2. was generally available to the public or otherwise part of the public domain at the time of its disclosure by the disclosing Party;

8.1.3. became generally available to the public or otherwise part of the public domain after its disclosure by the disclosing Party and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;

8.1.4. was disclosed to the receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

8.1.5. was subsequently developed by the receiving Party or its Affiliates without use of or reference to the Confidential Information of the disclosing Party as demonstrated by competent written records.

Licensed Know-How and unpublished Licensed Patents will be considered Confidential Information of POINT, provided that LANTHEUS may use or disclose such Licensed Know-How and Licensed Patents solely in exercising its rights under the Licensed Patents and Licensed Know-How granted under Section 6.1.2. Notwithstanding anything to the contrary set forth in this Agreement, after the Effective Date, for the duration of the remainder of the Term, the Parties will each use at least the same degree of care to protect the secrecy of such Licensed Know-How and unpublished Licensed Patents that it uses to prevent the disclosure of its own other confidential information of similar importance and in any event a reasonable duty of care.

8.2. Authorized Use and Disclosure. Each Party will maintain the Confidential Information of the other Party in confidence and may use the Confidential Information of the other Party only in performance of its obligations under this Agreement and the Manufacture and Supply Agreement(s). Each Party may disclose such Confidential Information to its employees, Affiliates, sublicensees, agents, consultants or other Third Parties who need to know such Confidential Information in connection with the performance of such Party’s obligations under this Agreement or the Manufacture and Supply Agreement(s) and who are bound by obligations of confidentiality and non-use at least as protective as the obligations of this Article 8. Each Party will be liable for any unauthorized use or disclosure of Confidential Information by its employees, Affiliates, sublicensees, agents, consultants or other Third Parties to which it has disclosed or transferred such Confidential Information.

Without limiting the generality of the foregoing paragraph but subject to the terms thereof, a Party may disclose Confidential Information of the other Party to the extent that such disclosure is reasonably necessary in connection with:

8.2.1. filing or prosecuting patent or trademark applications relating to the Licensed Products;

8.2.2. prosecuting or defending litigation relating to the Licensed Products;

8.2.3. Exploiting the Licensed Products;

8.2.4. seeking Regulatory Approval of the Licensed Product, including Regulatory Approval of a Manufacturing facility for the Licensed Product;

8.2.5. seeking reimbursement or pricing approvals for the Licensed Product from Governmental Authorities;

8.2.6. complying with Applicable Laws, including securities laws and the rules of any securities exchange or market on which a Party’s or its Affiliates’ securities are listed or traded, all as determined in the reasonable discretion of the Party or Affiliate bound by such Applicable Laws; or

8.2.7. complying with subpoenas or requests for information from Governmental Authorities.

In making any disclosures set forth in Section 8.2.1 through Section 8.2.7 above, the disclosing Party will, except where legally prohibited or impracticable for necessary disclosures (as in the event of medical emergency), give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and, except to the extent inappropriate (as in the case of patent applications), use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed, except to the extent that the disclosing Party receives advice from its legal counsel or independent registered public accounting firm that such information is required to be disclosed under Applicable Laws, including securities laws and the rules of any securities exchange or market on which a Party’s or its Affiliates’ securities are listed or traded.

8.3. Disclosure to Potential Business Partners. The Parties acknowledge that each Party may, from time to time, engage or have engaged in mergers, acquisitions and similar transactions and equity or debt fundraising. The Parties may disclose a copy of this Agreement, under terms of confidentiality no less strict than those contained in this Agreement, to their respective actual or bona fide potential transaction counterparties, investors or debt financing sources (and to their respective bankers, lawyers, accountants and agents) as may be necessary in connection with their evaluation of such potential or actual transaction or investment subject to compliance with Applicable Laws, including U.S. securities laws. Notwithstanding anything to the contrary, neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law, including securities laws applicable to a public company.

8.4. Residual Knowledge. At any time following the Effective Date, a Party or any Affiliate of such Party may use for its internal research purposes all information in non-tangible form resulting from access to or work with the Licensed Products or under this Agreement prior to the effective date of termination of this Agreement, including ideas, concepts, Know-How or techniques contained therein, in each case, that may be retained in the unaided memories of persons who have had access thereto prior to the effective date of termination of this Agreement; provided that such use does not result in a breach of confidentiality under this Agreement or use or misappropriate the other Party’s intellectual property.

8.5. Survival. This Article 8 will survive the termination or expiration of this Agreement for a period of ten (10) years, except that with respect to each Party’s Confidential Information that is a trade secret, this Article 8 will survive so long as such Confidential Information constitute trade secrets under Applicable Law.

8.6. Publications or Presentations.

8.6.1. General. Except as set forth herein, LANTHEUS will have the sole right, in its sole discretion, to present at symposia, national or regional professional meetings and to publish in journals regarding LANTHEUS’s use of the Licensed Products as part of its Medical Activities, provided that any such presentation or publication will not include any Confidential Information of POINT. With respect to its contributions to the PNT-2003 Clinical Trial and other Development activities, POINT shall be entitled to jointly author, present and publish materials under this Section with LANTHEUS (and have POINT’s employees be named as co-authors to the extent consistent with generally accepted rules for authorship in scientific publications and communications). The Parties will cooperate in good faith in the preparation, presentation, and publication of any such joint materials and shall mutually agree in writing upon a schedule for and any other terms applicable to the preparation, presentation, and publication of such materials.

8.6.2. Ex-Territory Development and Publications. POINT agrees to implement and maintain reasonable governance requirements with Third Parties involved in the Exploitation of the Licensed Product outside of the Territory to ensure that LANTHEUS and LANTHEUS Sublicensees in the Territory, on the one hand, and POINT and its sublicensees outside of the Territory, on the other hand, reasonably confer on Development and intellectual property matters and scientific publications relating to, or otherwise affecting, the Licensed Product (and its equivalents outside of the Territory), including by allowing such parties sufficient time and opportunity to review, discuss and/or provide feedback on: Phase 3 and 4 Clinical Trial designs and protocols; material intellectual property prosecution, maintenance, enforcement and defense; and publications in scientific journals; provided that no party will need to be legally bound to implement any other party’s feedback (unless expressly agreed otherwise).

8.6.3. Publicity. Within one (1) Business Day after the Execution Date, the Parties will issue a mutually agreed joint press release and other public communications announcing this Agreement. Subject to the limitations set forth herein, each Party retains the right to make publications about its activities under the Agreement up until the first Regulatory Approval for the Licensed Product, with the consent of the other Party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, neither Party will be required to seek the permission of the other Party to repeat any information, including making any statement, regarding the terms of this Agreement or the arrangements hereunder to the extent the same has already been publicly disclosed by such Party or by the other Party; provided that such information remains true, correct and consistent with the most recent information related thereto that has been publicly disclosed. Routine references to this Agreement and the arrangements hereunder in accordance herewith and in the context of disclosures or publications regarding a Party’s business in general will be allowed in the usual course of a Party’s business, including the use of other Party’s name. Each Party may use the other Party’s corporate logo(s) or Product Trademarks in accordance with the other Party’s internal policies.

8.7. Confidentiality Agreement. For the avoidance of doubt, the Parties agree that the Confidential Information disclosed under or in connection with the Confidentiality Agreement shall be treated as Confidential Information under this Agreement. The confidentiality obligations and other provisions set forth in this Article 8 shall supersede the Confidentiality Agreement (and other provisions set forth therein) and apply to the confidential information disclosed under or in connection with the Confidentiality Agreement.

ARTICLE 9

PAYMENTS

9.1. Up-Front Payment. Within five (5) Business Days after the Effective Date, as an upfront, one-time, nonrefundable and non-creditable fee in consideration of the grant of the licenses set forth in Section 6.1 and the performance of POINT’s other obligations hereunder, LANTHEUS will pay to POINT the amount of Ten Million U.S. Dollars ($10,000,000) (the “Up-Front Payment”).

9.2. Regulatory Milestones.

9.2.1. As further consideration of the grant of the licenses set forth in Section 6.1 and the performance of POINT’s other obligations hereunder, LANTHEUS will pay to POINT the following regulatory milestone payments (each, a “Regulatory Milestone Payment”) for such milestones that LANTHEUS, its Affiliates, or (in the case of Regulatory Milestone Payments arising from Regulatory Approval in the United States) any LANTHEUS Sublicensee or Affiliate thereof, achieves:

(i) $10M upon Regulatory Approval of [***] in United States;

(ii) $30M upon Regulatory Approval of [***] in United States, which amount shall be reduced to $20M if the Regulatory Approval for the [***] in the United States has already been paid to POINT;

(iii) $2.5M, upon Regulatory Approval of the first Marketing Authorization of a Licensed Product in any of Germany, France, Spain or Italy;

(iv) $1.0M, upon Regulatory Approval of the first Marketing Authorization of a Licensed Product in any Middle Eastern country.

(v) $1.0M, upon Regulatory Approval of the first Marketing Authorization of a Licensed Product in any African Country.

9.2.2. Only one Regulatory Milestone Payment will be paid for Regulatory Approval of Marketing Authorization for Licensed Product for each of the U.S. (Section 9.2.1(i) above), EMA countries (Section 9.2.1(iii) above), Middle Eastern country (Section 9.2.1(iv) above), and African countries (Section 9.2.1(a)(v) above).

9.2.3. LANTHEUS will pay to POINT any earned Regulatory Milestone Payment within fifteen (15) Business Days of the applicable Regulatory Approval actually being received by LANTHEUS; provided that any payment of all or any portion of the Regulatory Milestone Catch-Up Amount will be paid pursuant to Section 9.3.2

9.3. Royalties.

9.3.1. Royalty Payments. As further consideration of the grant of the licenses set forth in Section 6.1 and the performance of POINT’s other obligations hereunder LANTHEUS will pay to POINT royalty payments at the rate of fifteen percent (15%) of Net Sales of Licensed Products in the Territory during the applicable Royalty Term.

9.3.2. Commercialization Milestones. LANTHEUS will make milestone payments to POINT for the first Calendar Year in which annual Net Sales meet or exceed the annual Net Sales thresholds set forth below:

Annual Net Sales Threshold	Annual Net Sales Milestone Payment
Two Hundred Million U.S. Dollars ($200,000,000)	Twenty-five Million U.S. Dollars ($25,000,000)
Five Hundred Million U.S. Dollars ($500,000,000)	One Hundred Million U.S. Dollars ($100,000,000)
One Billion U.S. Dollars ($1,000,000,000)	One Hundred Fifty Million U.S. Dollars ($150,000,000)

For clarity, (i) each of the Annual Net Sales Milestone Payments will be paid only once (i.e., in the first year in which annual Net Sales achieve the threshold level); and (ii) no more than one Annual Net Sales Milestone Payment will be earned in a single Calendar Year; in such a case, only the first Annual Net Sales Milestone Payment earned will be payable for that Calendar Year. The second (and further subsequent) Annual Net Sales Milestone achieved will be payable for the following Calendar Year, and so forth. LANTHEUS will pay POINT any amount due under this Section 9.3.2 within five (5) Business Days after filing its Form 10-K with the Securities and Exchange Commission reporting its audited financial results for that Calendar Year, but in no event will be delayed beyond March 31st of that next Calendar Year.

9.3.3. Duration of Royalty Payments. LANTHEUS will pay Royalties to POINT, as set forth herein, on a country-by-country basis as applicable, during the period commencing on the First Commercial Sale of the Licensed Product in a country and ending on the later of (i) the expiration of the all Valid Claims of the Licensed Patents that Cover the use or sale of the Licensed Product in that country, or (ii) ten (10) years after the First Commercial Sale of such Licensed Product in that country, (any such period with respect to that country, a “Royalty Term”). Following expiration of the Royalty Term for any Licensed Product in a country, no further royalties will be payable in respect of sales of such Licensed Product in such country and, thereafter, the license granted to LANTHEUS under Section 6.1.2 with respect to such Licensed Product in such country will be fully paid-up (other than for any Commercial Milestones earned thereafter), perpetual, irrevocable and royalty-free.

9.3.4. Cumulative Royalties. The obligation to pay royalties under this Agreement will be imposed only once with respect to a single unit of the Licensed Product regardless of how many Valid Claims of the Licensed Patents Cover the use or sale of such Licensed Product in the applicable country.

9.3.5. No Valid Claim. On a country-by-country basis, in any country in which a Licensed Product is Commercialized and there are no remaining Valid Claims of the Licensed Patents that Cover the use or sale of the Licensed Product in such country, the royalties payable to POINT on Net Sales, as applicable, of the Licensed Product pursuant to Section 9.3.1 will be reduced to seven and one-half percent (7.5%) for the Licensed Product.

9.3.6. Generic Competition. Notwithstanding anything to the contrary, on a country-by-country basis, upon the first commercial sale of a 177Lu-DOTATATE by a Third Party in such country (a “Generic Entry”), the royalty rate under Section 9.3.1 for sales in such country shall be reduced (starting in the first full Calendar Year following Generic Entry) to the least of:

(i) fifty percent (50%);

(ii) the royalty rate under Section 9.3.1, multiplied by ((A) one (1), minus (B) two (2) times the ASP Percentage Decrease in that country (with this Clause (B) expressed as a decimal)); or

(iii) in the event that LANTHEUS’ average Gross Margin for the Licensed Product in that country in any full Calendar Year following such Generic Entry is less than thirty percent (30%), the royalty rate (which in no event will be less than zero percent (0%)) that would have been necessary to achieve an average Gross Margin equal to thirty percent (30%).

9.3.7. Third Party Payment Obligations. If, after the Effective Date, LANTHEUS or its Affiliates or Sublicensees are required to make any payments (including upfront fees, milestones or royalties) to a Third Party to obtain rights to any intellectual property that is reasonably necessary to Exploit the Licensed Product in the Field in the Territory, then LANTHEUS may deduct up to fifty percent (50%) of such Third Party payments from any Royalty payments due to POINT under Section 9.3.1(i) with respect to such Licensed Product and such country; provided, however, if such Third Party Payments relate to the Manufacture of the Licensed Product, LANTHEUS may deduct one hundred percent (100%) of such Third Party payments from any Royalty payments due to POINT.

9.3.8. Royalty Floor. Notwithstanding anything to the contrary herein, in no event during the applicable Royalty Term for a Licensed Product in a country of the Territory will the royalties payable to POINT under Section 9.3.1 for such Licensed Product in such country in a given Calendar Quarter be reduced by the application of the reductions and offsets described in Section 9.3.7 fall below seven and one-half percent (7.5%) of the total Net Sales or in the case of reductions and offsets described in Section 9.3.5 fall below three and three-quarters percent (3.75%) of Net Sales, as applicable, for the Licensed Product in such Calendar Quarter; provided, however, that any reductions or offsets that are not used to reduce royalty payments hereunder in a given Calendar Quarter as a result of the foregoing limitations may be carried over to reduce royalty payments due under Section 9.3.1(i) in subsequent Calendar Quarters.

9.4. Reporting and Paying Net Sales. For each Calendar Quarter for which royalties are payable by LANTHEUS to POINT pursuant to Section 9.3.1, LANTHEUS will deliver to POINT, within forty five (45) days after the end of each such Calendar Quarter, an estimated report prepared in good faith providing in reasonable detail (i) an accounting of all Net Sales made on a country-by-country basis in the Territory during such Calendar Quarter, including the amount of gross sales of Licensed Products and the aggregate allowable deductions therefrom, (ii) the number of units of Licensed Products sold, (iii) the currency conversion rates used, (iv) the U.S. Dollar-equivalent of such Net Sales during such Calendar Quarter and (v) a calculation of the amount of royalty payment due on such Net Sales and will pay POINT the royalties due under Section 9.3.1 with respect to such Calendar Quarter as provided for in such report. Each report delivered hereunder will be considered Confidential Information of LANTHEUS, subject to the terms and conditions of Article 8.

9.5. Records and Reporting; Audits.

9.5.1. Records and Reporting. Each Party will keep, and will cause its Affiliates and Sublicensees and other licensees to keep, such accurate and complete financial, accounting and other records (including time records) as are necessary to determine the amounts due to POINT or LANTHEUS under this Agreement (including the amounts and calculations of the financial terms expressly defined in this Agreement) and any adjustments to the Dose Price. Records of such measures will be retained by each Party or any of its Affiliates and Sublicensees (in such capacity, the “Recording Party”) for three (3) years following the end of the Calendar Year to which they pertain.

9.5.2. Audits. During normal business hours and with reasonable advance notice to the Recording Party, such records will be made available for inspection, review and audit, at the request and expense of the other Party (the “Auditing Party”), by an independent certified public accountant, appointed by such Auditing Party and reasonably acceptable to the Recording Party, for the sole purpose of verifying the accuracy of the Recording Party’s records specified in Section 9.5.1; provided, however, that such audits may not be performed by the Auditing Party more than once per Calendar Year (unless cause exists), that such audits may only cover records pertaining to any period commencing not more than two (2) Calendar Years prior to the date of such audit, and that such Auditing Party will not be permitted to audit the same period of time more than once. Such accountants, prior to any review hereunder, will enter into an appropriate confidentiality agreement with the Recording Party on mutually acceptable terms and will be instructed not to reveal to the Auditing Party the details of their review, except for (i) such information as is required to be disclosed under this Agreement and (ii) such information presented in a summary fashion as is necessary to report the accountants’ conclusions to the Auditing Party. The report prepared by such accountants will be sent or otherwise provided to the Recording Party by such accountants at the same time it is sent or otherwise provided to the Auditing Party. All costs and expenses incurred in connection with performing any such audit will be paid by the Auditing Party, unless the audit uncovers a net underpayment of amounts owed or overreporting of expenses by a Recording Party of five percent (5%) of total amounts owed or expenses reported by such Recording Party for any Calendar Year period covered by the audit, in which case the Recording Party will bear the full cost of such audit. If either Party is found to have been underpaid any amounts payable to such Party hereunder or to have overpaid to the other Party any amounts payable hereunder, such first Party will be entitled to recover any undisputed discrepancy, plus interest calculated in accordance with Section 9.7, within forty-five (45) days after receipt of such audit report. If either Party disagrees with any discrepancy identified during the course of any audit conducted pursuant to this Section 9.5.2, then either Party may submit the issue for resolution in accordance with Article 14.

9.6. Manner of Payments. All sums due to POINT or LANTHEUS under this Article 9 will be payable in U.S. Dollars (as contemplated by Section 9.8) by bank wire transfer in immediately available funds to such bank account(s) as POINT and LANTHEUS, respectively, will designate from time to time. Each Party will notify the other Party as to the date and amount of any such wire transfer to the other Party at least two (2) Business Days prior to such transfer.

9.7. Interest on Late Payments. Without limitation on other available rights or remedies, any payments or portions thereof due hereunder that are not paid within five (5) days following the date such payments are due under this Agreement will bear interest at the lower of (i) the Prime Rate as determined by Bank of America in effect on the due date, or (ii) the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent.

9.8. Currency of Payments/Exchange Rates. All payments to be made under this Agreement will be made in U.S. Dollars. The Royalty Payments due on Net Sales, Net Sublicense Proceeds and the price for any applicable Licensed Product sold in the Territory (other than in the U.S.) will be calculated on the basis of the local currency sales figures translated into U.S. Dollars according to LANTHEUS’s standard currency translation methodology. The methodology employed by LANTHEUS will be that methodology used by LANTHEUS in the translation of its foreign currency operating results for external reporting and will be consistent with GAAP.

9.9. Taxes.

9.9.1. Withholding. Each Party will make all payments to the other Party under this Agreement without deduction or withholding except to the extent that any such deduction or withholding is required by Applicable Law.

9.9.2. Payment of Taxes. Any tax required to be withheld by Applicable Law on amounts payable under this Agreement will promptly be paid by the withholding Party on behalf of the other Party to the appropriate Governmental Authority, and the withholding Party will promptly furnish the other Party with proof of payment of such tax within ten (10) Business Days of such payment. The withholding Party will give the other Party ten (10) Business Days’ advance notice of its intention to begin withholding any such tax in advance of such withholding.

9.9.3. Cooperation and Documentation. LANTHEUS and POINT will reasonably cooperate (i) in all respects necessary to take advantage of any treaty or double taxation agreements or similar agreements as may, from time to time, be available in order for the payments under this Agreement or the Manufacture and Supply Agreement to be made without any deduction or withholding, (ii) with respect to producing all documentation required by any Governmental Authority as reasonably requested by LANTHEUS or POINT, as applicable, to secure a reduction in the rate of applicable withholding taxes or to secure a credit or refund for withheld taxes, and (iii) to enable the reduction or recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such reduction or recovery to be for the benefit of the Party bearing such withholding tax or value added taxes.

9.9.4. Value Added Tax. The Party making payment to the other Party will pay and otherwise be responsible for all value added taxes and transfer taxes and/or taxes of equivalent effect in connection with any payment made to the other Party pursuant to this Agreement, for all applicable sales, goods and services. For the avoidance of doubt, customs and import duties and levies and/or taxes of equivalent effect arising out or in connection with the supply of the Licensed Products by or on behalf of POINT to LANTHEUS all be borne and paid in full by LANTHEUS.

9.9.5. Withholding Representation. Each Party represents that, as of the Execution Date, it has no Knowledge of a requirement under Applicable Law, and so it has no present intention, to withhold taxes on payments due to the other Party under this Agreement.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS; DISCLAIMER

10.1. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF COMMERCIAL UTILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR SCOPE OF PATENT RIGHTS OR NON-INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS. Each Party acknowledges and agrees that nothing in this Agreement will be construed as representing any estimate or projection of (a) the successful Development or Commercialization of any Licensed Product under this Agreement, (b) the number of Licensed Products that will or may be successfully Developed or Commercialized under this Agreement, (c) anticipated sales or the actual value of any Licensed Products that may be successfully Developed or Commercialized under this Agreement or (d) the damages, if any, that may be payable if this Agreement is terminated for any reason. Without limiting the foregoing, LANTHEUS makes no representation, warranty or covenant, either express or implied, that (i) it will successfully Develop,

Commercialize or continue to Commercialize any Licensed Product in any country, (ii) if Commercialized, that any Licensed Product will achieve any particular sales level, whether in any individual country or cumulatively throughout the Territory or (iii) other than is expressly required under this Agreement, that it will devote, or cause to be devoted, any level of diligence or resources to Developing or Commercializing any Licensed Product in any country, or in the Territory in general.

10.2. Mutual Representations, Warranties and Covenants. Each Party represents, warrants and covenants to the other as of each of the Execution Date and the Effective Date as follows:

10.2.1. it is duly organized, validly existing, and in good standing under the Applicable Laws of the jurisdiction in which it is organized, and has full corporate or limited liability company power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

10.2.2. this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Applicable Laws relating to or affecting creditors’ rights generally and by general equitable principles;

10.2.3. such Party has the full right, power and authority to execute, deliver and perform this Agreement;

10.2.4. the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party, its respective officers and directors and its respective stockholders or members;

10.2.5. the execution, delivery and performance of this Agreement neither breaches, violates, contravenes or constitutes a default under any contracts, arrangements or commitments to which such Party is a party or by which it is bound, nor violates any order or Applicable Law of any court or Governmental Authority having authority over it; and

10.2.6. such Party has not entered into, and will not enter into, any contract, arrangement or commitment in the future that conflicts with or violates any term or provision of this Agreement.

10.3. LANTHEUS Representations and Warranties. LANTHEUS further represents and warrants to POINT as of each of the Execution Date and the Effective Date as follows:

10.3.1. LANTHEUS will use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Territory in accordance with this Agreement;

10.3.2. LANTHEUS has and will have the full right, power and authority to grant, and is not required to obtain the consent of any Third Party to grant, the rights and licenses granted to POINT under Article 6;

10.3.3. LANTHEUS has complied and will comply in all material respects with all Applicable Laws in connection with its performance under this Agreement, including in the Exploitation (including Manufacture, as applicable) of the Licensed Product in the Field in the Territory; and

10.3.4. LANTHEUS will not use any employee or consultant who is or has been debarred by the FDA or any other Regulatory Authority, or, to LANTHEUS’s Knowledge, who is or has been the subject of debarment proceedings by the FDA or any such Regulatory Authority.

10.4. POINT Representations and Warranties. POINT further represents and warrants to LANTHEUS as of each of the Execution Date and the Effective Date as follows:

10.4.1. Exhibit B contains a complete and correct list of all Patent Rights Controlled by POINT or its Affiliates as of such date that are necessary or useful for the Exploitation of the Licensed Product in the Field in the Territory, as contemplated by this Agreement;

10.4.2. POINT has and will have the full right, power and authority to grant, and is not required to obtain the consent of any Third Party to grant, the rights and licenses granted to LANTHEUS under Article 6;

10.4.3. POINT owns the entire right, title and interest in and to the Licensed Patents and the Licensed Know-How, free of any encumbrance, lien, charge, license grant, option grant or other burden;

10.4.4. POINT has complied and will comply in all material respects with all Applicable Laws, including, with respect to any issued patents and pending patent applications, any disclosure requirements of the United States Patent and Trademark Office or any other Governmental Authority, in connection with the Prosecution of the Licensed Patents and has timely paid all filing and renewal fees payable with respect thereto;

10.4.5. POINT has obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of all inventorship rights to the Licensed Patents, and all such assignments are valid and enforceable, and the inventorship of the Licensed Patents is properly identified on each patent or patent application;

10.4.6. to POINT’s Knowledge, no Third Party is infringing any Licensed Patent;

10.4.7. to POINT’s Knowledge, the Exploitation of the Licensed Products in the Field in the Territory does not and will not infringe any Patent Right of any Third Party;

10.4.8. POINT has not received any notice of any claims, and there are no judgments or settlements against or owed by POINT or, to POINT’s Knowledge, any pending or threatened claims or litigation, in each case, claiming that a Patent Right owned by such Third Party would be infringed by Exploitation of the Licensed Products in the Field in the Territory;

10.4.9. to POINT’s Knowledge, POINT has the right to use, and to permit LANTHEUS, LANTHEUS’s Affiliates and LANTHEUS’s Sublicensees to use, the Licensed Know-How for all expressly permitted purposes under this Agreement;

10.4.10. to POINT’s Knowledge, the Manufacture of the Licensed Product as conducted as of such date does not and will not infringe any Patent Right of any Third Party or misappropriate any Know-How of any Third Party;

10.4.11. POINT and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Licensed Know-How that constitutes trade secrets under Applicable Law (including requiring all employees, consultants and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants and independent contractors to maintain the confidentiality of such Licensed Know-How) and, to POINT’s Knowledge, such Licensed Know-How has not been used, disclosed to or discovered by any Third Party except pursuant to such confidentiality agreements and to POINT’s Knowledge, there has not been a breach by any party to such confidentiality agreements;

10.4.12. the issued Licensed Patents are, to POINT’s Knowledge, valid and enforceable, and no Third Party has made any claim in writing against POINT or its Affiliates asserting the invalidity, unenforceability or non-infringement of any issued Licensed Patents (including, by way of example, through the institution or written threat of institution of interference, nullity, opposition, inter partes or post-grant review or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

10.4.13. the Licensed Patents and Licensed Know-How are not subject to any funding agreement with any Governmental Authority or any other Third Party, and are not subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law;

10.4.14. neither POINT nor any of its Affiliates (i) are subject to any obligation to or with any Third Party that causes POINT or its Affiliates not to Control (or otherwise not have rights to) any Patent Right or Know-How that would, but for such obligation, be included in the Licensed Patents or the Licensed Know-How or (ii) hold for use or otherwise have rights to, but do not Control, any Patent Rights or Know-How that would otherwise be included in the Licensed Patents or Licensed Know-How if such Patent Rights or Know-How were Controlled by POINT or an Affiliate;

10.4.15. of which POINT has received notice or which, to POINT’s Knowledge is otherwise pending or threatened, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to POINT’s Knowledge, threatened, with any judicial or arbitrative body against POINT or any of its Affiliates in connection with the Licensed Patents, the Licensed Know-How or the Licensed Product;

10.4.16. the Development and Manufacture of the Licensed Product have been and will be conducted in all material respects in accordance with Applicable Law; and

10.4.17. in the Development and Manufacture of the Licensed Product, POINT has not used any employee or consultant who is or has been debarred by the FDA or any other Regulatory Authority, or, to POINT’s Knowledge, who is or has been the subject of debarment proceedings by the FDA or any such Regulatory Authority.

ARTICLE 11

INTERIM COVENANTS

11.1. Conduct of Licensed Product Related Activities.

11.1.1. From and after the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, POINT will, and POINT will cause its Affiliates to, except as expressly contemplated by this Agreement, as required by Applicable Law, or as consented to in advance in writing by LANTHEUS (it being agreed that any request for a consent will not conditioned or delayed), (i) operate those portions of its business relating to, or otherwise reasonably affecting, the Licensed Product in the ordinary course in all material respects, including in accordance with the Manufacturing, Development and Regulatory Plan, and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects those portions of its business organization, operations, assets, properties (including intellectual property) and material business relations relating to, or that otherwise reasonably expected to have a negative impact on, the Development, Manufacturing and Commercialization of the Licensed Product in the Territory or the transactions and other activities contemplated by this Agreement (collectively, the “Licensed Product Business”).

11.1.2. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, POINT will, and POINT will cause its Affiliates to, except as expressly contemplated by this Agreement, as required by Applicable Law, or as consented to in advance in writing by LANTHEUS, not do any of the following:

11.1.3. transfer, issue, sell, grant, license or otherwise directly or indirectly dispose of, or subject to a lien or other encumbrance, any portion of the Licensed Product Business;

11.1.4. enter into any written agreement (i) pursuant to which a Third Party will perform any of the obligations or other activities contemplated by this Agreement or the Work Plans to be performed by LANTHEUS at or after Closing, or (ii) that, by its terms, at any point in the future, will impose any monetary or non-monetary obligations on LANTHEUS or any of its Affiliates, Sublicensees or Distributors or will encumber or interfere with LANTHEUS’ rights under this Agreement or any Manufacture and Supply Agreement;

11.1.5. authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving or otherwise affecting the Licensed Product Business; or

11.1.6. enter into any written agreements to take, or cause to be taken, any of the actions set forth in this Section 11.1.

11.2. Efforts to Consummate.

11.2.1. Subject to the terms and conditions herein provided, each of the Parties will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Closing and transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 12 and, to execute and deliver any ancillary agreement or document when required pursuant to this Agreement). Without limiting the generality of the foregoing, each of the Parties will use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents or approvals of any Governmental Authority or Third Party necessary, proper or advisable to consummate the Closing and transactions contemplated by this Agreement. LANTHEUS, on the one hand, and POINT, on the other hand, will pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party will bear its out-of-pocket costs and expenses in connection with the preparation of any such consents or approvals.

11.2.2. Each Party will (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within fourteen (14) days following the Execution Date) and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. LANTHEUS will promptly inform POINT of any communication between LANTHEUS, on the one hand, and any Governmental Authority, on the other hand, and POINT will promptly inform LANTHEUS of any communication between POINT, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement. Without limiting the foregoing, each Party and its respective Affiliates will not withdraw its filing under the HSR Act, extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of, or not to consummate, the transactions contemplated hereby, except with the prior written consent of the other Party.

11.2.3. Nothing in this Section 11.2 or otherwise in this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets, lines of business or facilities of any such Party or any of its Affiliates or any entity, facility, line of business or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party will agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with the other Party’s prior written consent.

11.2.4. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, LANTHEUS, on the one hand, and POINT, on the other hand, will give legal counsel for POINT (in the case of LANTHEUS) or LANTHEUS (in the case of POINT), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written substantive communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Authority, gives such other Party the opportunity to attend and participate in such meeting or discussion.

11.2.5. Notwithstanding anything to the contrary in the Agreement, in the event that this Section 11.2 conflicts with any other covenant or agreement in this Article 11 that is intended to specifically address any subject matter, then such other covenant or agreement will govern and control solely to the extent of such conflict.

11.3. Exclusive Dealings Relating to the Licensed Product. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, POINT will not, and will cause its Affiliates and its and their respective directors, officers, employees, agents and other representatives (collectively, its “Representatives”) not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Alternate License Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Alternate License Proposal; (iii) enter into any written agreement or other arrangement or understanding regarding an Alternate License Proposal; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. POINT agrees to (A) notify LANTHEUS promptly upon receipt of any Alternate License Proposal and (B) keep LANTHEUS reasonably informed on a current basis of any modifications to such offer or information. POINT will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than LANTHEUS) conducted prior to or as of the date hereof by POINT or any of its Subsidiaries, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to an Alternate License Proposal, and will, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of POINT or any of its Affiliates for the purpose of permitting such Persons to evaluate a potential Alternate License Proposal. For clarity, POINT will not have the right to terminate this Agreement as a result of any Alternate License Proposal, and any actions taken by any of POINT’s Representatives that are inconsistent with this Section 11.3 will be deemed to be a material breach of this Section 11.3 by POINT.

ARTICLE 12

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT

12.1. Conditions to the Obligations of the Parties to Close. The obligations of the Parties to consummate and close the transactions contemplated by this Agreement (the “Closing”) (the date on which the Closing is consummated, the “Effective Date”) are subject to the satisfaction or, if permitted by Applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

12.1.1. the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement will have expired or been terminated; and

12.1.2. no Applicable Law issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect.

12.2. Other Conditions to the Obligations of LANTHEUS to Close. The obligations of the LANTHEUS to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by LANTHEUS of the following further conditions:

12.2.1. POINT’s representations and warranties set forth in this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or any similar limitation ) in all material respects as of the Effective Date, as though made on and as of the Effective Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and

12.2.2. POINT will have performed and complied with, in all material respects, the covenants and agreements required to be performed or complied with by POINT under this Agreement at or prior to the Closing.

12.3. Other Conditions to the Obligations of POINT to Close. The obligations of POINT to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by POINT of the following further conditions:

12.3.1. LANTHEUS’ representations and warranties set forth in this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or any similar limitation ) in all material respects as of the Effective Date, as though made on and as of the Effective Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and

12.3.2. LANTHEUS will have performed and complied with, in all material respects, the covenants and agreements required to be performed or complied with by POINT under this Agreement at or prior to the Closing.

12.4. Frustration of Closing Conditions. Neither Party may rely on the failure of any condition set forth in this Article 12 to be satisfied if such failure was proximately caused by that Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 11.2.

12.5. Closing. The Parties will effect the Closing within four (4) Business Days of conditions of each Party’s obligations to consummate the transactions contemplated by this Agreement being satisfied or, if permitted by applicable Law, waived.

ARTICLE 13

LIABILITY

13.1. Limitation of Liability. EXCEPT FOR (i) LIABILITY FOR EITHER PARTY’S BREACH OF ARTICLE 8, (ii) THE PARTIES’ INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTIONS 13.2 AND 13.3 OR (iii) ANY LIABILITY ARISING FROM A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OF SUCH OTHER PARTY’S REPRESENTATIVES OR STOCKHOLDERS FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR LOST REVENUES ARISING OUT OF OR RESULTING FROM THIS AGREEMENT, REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

13.2. LANTHEUS Indemnification. From and after the Effective Date, LANTHEUS will indemnify, defend and hold harmless POINT and its Affiliates and their respective directors, officers, employees and agents (each a “POINT Indemnified Party”) from and against all costs, losses, liabilities, expenses (including reasonable attorneys’ fees, experts’ fees and other costs of investigation or defense at any stage of the proceedings) and damages (collectively, “Losses”) to the extent relating to a claim, action or demand by a Third Party or Governmental Authority (“Claim”) to the extent caused by, arising out of or resulting from:

13.2.1. any material breach of this Agreement by LANTHEUS;

13.2.2. the violation of any Applicable Law by or on behalf of LANTHEUS, its Affiliates or LANTHEUS Sublicensees;

13.2.3. any Development, Commercialization or other Exploitation (including Manufacturing, as applicable) of the Licensed Product in the Field in the Territory by or on behalf of LANTHEUS, its Affiliates or LANTHEUS Sublicensees, including use of Licensed Products by Third Parties;

13.2.4. a trademark infringement action pursuant to Section 7.9.2;

13.2.5. the fraud, gross negligence or willful misconduct of any LANTHEUS Indemnified Party; or

13.2.6. any material breach of the CanProbe Agreement by LANTHEUS;

in each case, except to the extent such Claim is subject to an indemnification, defense or hold harmless obligation of POINT set forth in Section 13.3 or in any Manufacture and Supply Agreement.

13.3. POINT Indemnification. From and after the Effective Date, POINT will indemnify, defend and hold harmless LANTHEUS and its Affiliates and their respective directors, officers, employees and agents (each a “LANTHEUS Indemnified Party”) from and against all Losses to the extent relating to a Claim to the extent caused by, arising out of or resulting from:

13.3.1. Any material breach of this Agreement by POINT;

13.3.2. the violation of any Applicable Law by or on behalf of POINT or its Affiliates or licensees; or

13.3.3. the Development or Manufacturing of the Licensed Product by or on behalf of POINT or its Affiliates or their licensees; or

13.3.4. the Manufacture of any Clinical Supplies or Commercial Supplies (including any Claim that POINT’s Manufacturing of Licensed Product infringes, violates or misappropriates any intellectual property rights of a Third Party);

in each case, except to the extent such Claim is subject to an indemnification, defense or hold harmless obligation of LANTHEUS set forth in Section 13.2 or in any Manufacture and Supply Agreement.

13.4. Indemnification Procedures. In the event of any Claim against any POINT Indemnified Party or LANTHEUS Indemnified Party (individually, an “Indemnitee”), the Indemnitee will promptly notify the other Party in writing of the Claim and the indemnifying Party will manage and control, at its sole expense, the defense of the Claim and any settlement thereof. The Indemnitee will cooperate with the indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The indemnifying Party will not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s prior written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in Sections 13.2 or 13.3, as applicable, may apply, the indemnifying Party will promptly notify the Indemnitees, which may be represented in any such action or proceeding by separate counsel at their expense; provided, however, that the indemnifying Party will be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party. Notwithstanding any other provision of this Article 13 to the contrary, no Indemnitee under this Agreement will be required to waive a conflict of interest under any applicable rules of professional ethics or responsibility if such waiver would be required for a single law firm to defend both the indemnifying Party and one or more Indemnitees. In such case, the indemnifying Party will provide a defense of the affected Indemnitees through a separate law firm reasonably acceptable to the affected Indemnitees at the indemnifying Party’s expense. Except with the approval of an Indemnitee, which approval will not be unreasonably withheld, conditioned or delayed, the indemnifying Party will not consent to entry of any judgment or enter into any settlement that would admit any wrongdoing by, or result in injunctive or other relief being imposed against, an Indemnitee.

13.5. Cooperation. The indemnified Party and each Indemnitee will, at the indemnifying Party’s expense, provide reasonable cooperation in the defense or prosecution of any action or proceeding with respect to which it is being indemnified and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the indemnifying Party in connection with such action or proceeding. Such cooperation will include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the indemnified Party and the Indemnitee of, records and information that are reasonably relevant to such action or proceeding, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party will reimburse the indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

13.6. Insurance. As of the Effective Date, each Party will procure and maintain, at its sole cost and expense, commercial general liability insurance and products liability coverage in amounts not less than, (i) prior to First Commercial Sale, [***] U.S. Dollars (US $[***]) per incident and [***] U.S. Dollars (US $[***]) in the annual aggregate and, (ii) thereafter, [***] U.S. Dollars (US $[***]) per incident and [***] U.S. Dollars (US $[***]) in the annual aggregate. In the event of an indemnification claim pursuant to Sections 13.2 or 13.3 above, such insurance will be primary to any insurance owned, secured or put in place by the Indemnitee. All such policies will be written by insurance companies with an A.M. Best’s rating (or its equivalent) of A-VII or higher. In the event that any of these policies are written on a claims-made basis, then such policies will be maintained during the Term and until the later of (A) three (3) years after expiration of Term or (B) sixty (60) days following expiration of all applicable statutes of limitation for any potential Claims that may be indemnified Losses pursuant to Sections 13.2 or 13.3, as applicable. Upon written request, each Party will provide the other Party with a certificate of insurance attesting to such coverage. The minimum amounts of insurance coverage required under this Section 13.6 will not be construed to create a limit of either Party’s liability with respect to its indemnification obligation under Sections 13.2 or 13.3 above, as applicable.

ARTICLE 14

DISPUTE RESOLUTION

14.1. Disputes.

14.1.1. Objective.

(i) The Parties recognize that disputes, controversies or claims arising out of or relating to this Agreement or the Manufacture and Supply Agreements, or the interpretation, breach, termination or invalidity hereof or thereof (each a “Dispute”), may from time to time occur during the Term. It is the objective of the Parties to establish procedures to facilitate the resolution of Disputes occurring with respect to this Agreement or the Manufacture and Supply Agreements, in an expedient manner by mutual cooperation and without resorting to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a Dispute occurs with respect to this Agreement or the Manufacture and Supply Agreements.

(ii) Notwithstanding the foregoing or anything to the contrary in this Agreement, with respect to any matter under this Agreement: (a) if this Agreement expressly provides that such matter is subject to a Party’s sole discretion, then such discretion will apply; and (b) with respect to any matter occurring pre-Closing, such matter will not be subject to dispute resolution under this Article 14.

14.1.2. Escalation. With respect to any Dispute under this Agreement (which has not been resolved by the ESC within thirty (30) days, if applicable), other than any Dispute relating to the scope, validity or enforceability of a Licensed Patent or a Collaboration Patent (which may only be determined in accordance with Section 14.3 hereof), either Party (the “Complaining Party”) may present such Dispute for resolution by the Chief Executive Officer of each of POINT (“POINT Senior Management”) and LANTHEUS (“LANTHEUS Senior Management” and, together with POINT Senior Management, “Senior Management”) by providing a dispute notice (the “Dispute Notice”) to Senior Management of the other Party. The Dispute Notice will concisely set forth the Dispute, the Parties’ respective positions, and the specific relief requested. Within ten (10) days after receipt of a Dispute Notice, the Party receiving the Dispute Notice (the “Responding Party”) will provide a concise written response (the “Response”) to such Dispute Notice to Senior Management and the Complaining Party. Senior Management will attempt to resolve such Dispute within ten (10) days after receipt by Senior Management of the Response. In the event that Senior Management cannot resolve a Dispute within the ten (10)-day period, unless otherwise agreed by the Parties, such Dispute may be resolved as contemplated by Section 2.2.4(i) or Section 2.2.4(ii), if applicable, or referred by either Party to arbitration in accordance with Section 14.1.3 upon written notice to the other Party.

14.1.3. Arbitration. Except as otherwise provided in this Agreement, the Parties agree that any Dispute referred for arbitration by a Party pursuant to Section 14.1 will be resolved through binding arbitration in accordance with the rules of the American Arbitration Association, as amended from time to time (the “AAA Rules”). If either Party receives a Breach Notice, then any associated time to cure will be stayed pending the resolution of the issue pursuant to this Section 14.1.3. Any Dispute, aside from those seeking equitable relief, will be submitted to a sole arbitrator, appointed pursuant to the AAA Rules. Any suit seeking equitable relief will be heard by a court of competent jurisdiction pursuant to Section 14.2. The arbitrator will render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. Arbitration pursuant to this Section 14.1.3 will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitration proceedings for all Disputes will be conducted in Wilmington, Delaware and will be conducted in English. Each Party will continue to perform its obligations under the Agreement pending final resolution of any Dispute unless to do so would be impossible or impracticable under the circumstances. The Parties agree that they will share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrators. The losing Party will bear its own and the winning Party’s reasonable attorneys’ fees and associated costs and expenses.

14.2. Jurisdiction. The Parties agree to the exclusive jurisdiction of the federal courts located in the State of Delaware for the purposes of enforcing awards entered pursuant to this Article 14 and for enforcing the agreements reflected in this Article 14.

14.3. Determination of Disputes Relating to Patents. Notwithstanding anything to the contrary herein, any Dispute relating to the determination of scope, validity or enforceability of a Licensed Patent or a Collaboration Patent will be submitted exclusively to the national court or other tribunal having jurisdiction over the disputed patent.

14.4. Equitable Relief. The Parties agree that irreparable harm may occur in the event any of the provisions of Article 6, Article 7 or Article 8, in each case, are not performed in accordance with the terms of this Agreement or are otherwise breached and that money damages may not be a sufficient remedy for such a breach of this Agreement. Therefore, in addition to, and not in limitation of, any other remedy available to either Party, a Party will be entitled to seek, at its sole expense, injunctive relief or other equitable relief in the event of any such breach or threatened breach of this Agreement by the other Party from a court of competent jurisdiction, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. Such remedies, and all other remedies provided for in this Agreement, will be cumulative and not exclusive and will be in addition to any other remedies a Party may have under Applicable Law or in equity or otherwise.

ARTICLE 15

TERM

15.1. Term. This Agreement will commence as of the Execution Date and, unless sooner terminated as provided in Article 16, will continue in effect until the expiration of the last Royalty Term as set forth in Section 9 (such period, the “Term”).

ARTICLE 16

TERMINATION

16.1. Termination Prior to Closing. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing, as follows:

16.1.1. by mutual written consent of LANTHEUS and POINT;

16.1.2. POINT’s receipt of written notice from LANTHEUS, that the representations or warranties set forth in Article 10 are not true and correct or if POINT has failed to perform any covenant or agreement on the part of POINT set forth in this Agreement, in either case, such that the condition to Closing set forth in either Section 12.1 or Section 12.2 could not be satisfied and such breach or breaches causing such representations or warranties not to be so true and correct, or such failures to perform such covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to POINT by LANTHEUS, and (ii) the Termination Date; provided, however, that LANTHEUS is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 12.1 or Section 12.3 from being satisfied;

16.1.3. LANTHEUS’s receipt of written notice from POINT, that the representations or warranties set forth in Article 10 are not true and correct or if LANTHEUS has failed to perform any covenant or agreement on the part of LANTHEUS set forth in this Agreement, in either case, such that the condition to Closing set forth in either Section 12.1 or Section 12.3 could not be satisfied and such breach or breaches causing such representations or warranties not to be true and correct, or such failures to perform such covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to LANTHEUS by POINT and (ii) the Termination Date; provided, however, POINT is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 12.1 or Section 12.2 from being satisfied;

16.1.4. a Party’s receipt of written notice from the other Party (either LANTHEUS or POINT), if the transactions contemplated by this Agreement will not have been consummated on or prior to June 30, 2023 (the “Termination Date”); provided, that if on the Termination Date the condition set forth in Section 12.1.1 shall not have been satisfied but all the other conditions to Closing set forth in Article 12 have been satisfied (other than those conditions that by their nature cannot be satisfied until the Effective Date), then LANTHEUS, at its sole discretion, may elect to extend the Termination Date to (and including) August 31, 2023 (and in the case of such extension, any reference to the Termination Date in any other provision of this Agreement shall be a reference to the Termination Date, as extended); provided that (A) the provisions of Article 14 shall not apply to a Party’s right to terminate this Agreement pursuant to this Section 16.1.4 and a Party’s sole and exclusive remedy in connection with a termination pursuant to this Section 16.1.4 shall be for such Party to seek damages in a court of competent jurisdiction; and (B) the right to terminate this Agreement pursuant to this Section 16.1.4 will not be available to a Party if that Party’s breach of any of its covenants or obligations under this Agreement will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; and

16.1.5. a Party’s receipt of written notice from the other Party (LANTHEUS or POINT), in the event of the issuance of any final order, decree or judgment or adoption of any Applicable Law by any Governmental Authority that makes illegal, enjoins or prohibits the transactions effected by this Agreement and such order, decree, judgment or enforcement of the Applicable Law or other action will have become final and nonappealable.

16.1.6. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, any termination under this Section 16.1 shall not be subject to the Escalation Procedure set forth in Section 2.2.

16.2. Termination after Closing. This Agreement may be terminated at any time following Closing, as follows:

16.2.1. Right to Terminate for Government Prohibition. Either Party will have the right to terminate this Agreement, on a country-by-country-basis, effective immediately upon written notice to the other Party, following the issuance of any order, decree or judgment or adoption of any Applicable Law by any Governmental Authority in such country that makes illegal, enjoins or prohibits the transactions effected by this Agreement and such order, decree, judgment or enforcement of the Applicable Law or other action will have become final and non-appealable.

16.2.2. LANTHEUS’s Right to Terminate for Convenience. After the filing of the first Licensed Product Drug Application filed by LANTHEUS with the FDA, LANTHEUS may terminate this Agreement in its entirety or on a country-by-country basis, for any reason or for no reason, upon thirty (30) days’ prior written notice to POINT.

16.2.3. Right to Terminate for Breach of Other Party. Upon the exhaustion of the Escalation Procedure set forth in Section 2.2.4 and Article 14, including Arbitration, either Party will have the right to terminate this Agreement, on a country-by-country-basis, upon ninety (90) days written notice to the other Party, for the other Party’s material breach of this Agreement with respect to such country that remains uncured after thirty (30) days’ initial written notice thereof.

16.2.4. Right to Terminate Upon Bankruptcy. Either Party may, in addition to any other remedies available to it under Applicable Law or in equity, terminate this Agreement, on a country-by-country-basis, effective immediately upon written notice to the other Party, in the event (i) the other Party has made an assignment for the benefit of its creditors; (ii) there has been appointed an administrator, trustee or receiver for the other Party or for all or a substantial part of its property; or (iii) any case or proceeding has been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or Applicable Law of any jurisdiction now or hereafter in effect (each, an “Insolvency Event”), and any such event has continued for sixty (60) days undismissed.

16.3. Effects of Termination.

16.3.1. Accrued Rights. Expiration or termination of this Agreement will not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity (which rights and remedies will be cumulative and not exclusive), and any such termination will be without prejudice to the rights of either Party against the other.

16.3.2. Pre-Closing Termination. In the event of the termination of this Agreement pursuant to Section 16.1, this entire Agreement will forthwith become void with the exception of Sections 13.1, 14.4, 16.3.1, 16.3.4 and this Section 16.3.2 and Articles 1, 8 and 17, and any other provisions which, by their nature, are intended to survive, each of which will survive such termination and remain valid and binding obligations of the Parties.

16.3.3. Post-Closing Termination. In the event of the termination of this Agreement pursuant to Section 16.2 or expiration of this Agreement, this entire Agreement will forthwith become void with the exception of Sections 2.2.4, 3.4.1 (only the fourth sentence), 3.4.2, 5.6.2-.4, 6.1.5, 6.4, 9.4-9.9, 10.1, 16.3.1, 16.3.3-.4, and this Section 16.3.2 and Articles 1, 7, 8,13, 14 and 17, and any other provisions which, by their nature, are intended to survive, each of which will survive such termination or expiration and remain valid and binding obligations of the Parties. In addition:

(i) LANTHEUS Breach or Termination for Convenience. In the event that, (i) subject to the exhaustion of the Escalation Procedure, POINT terminates this Agreement for LANTHEUS’ breach under Section 16.2.3 or (ii) LANTHEUS terminates this Agreement for convenience under Section 16.2.2, all licenses and rights granted by a Party to the other Party hereunder with respect to the applicable country or countries in the Territory, will terminate.

(ii) POINT Insolvency. Subject to the exhaustion of the Escalation Procedure, in the event that LANTHEUS terminates this Agreement for POINT’s Insolvency Event, all licenses and rights granted by POINT will survive solely for the period in which such rights and licenses would have been in effect had the Insolvency Event not occurred.

(iii) Licensed Product Rights. In the event of a termination (but not expiration) of this Agreement in its entirety or on a country-by-country basis under 16.3.3(i), LANTHEUS shall reasonably promptly and in an orderly manner:

(A) transfer to POINT all applicable ongoing Clinical Trials being conducted in the applicable portion of the Territory by the Parties for the Licensed Product as of the effective date of termination, if permitted by Applicable Law and the applicable Regulatory Authorities (or any data monitoring review board or internal safety review board), and provide cooperation reasonably requested by POINT in connection with such transfer;

(B) transfer and assign to POINT all applicable Regulatory Approvals and related Regulatory Filings in the applicable portion of the Territory in LANTHEUS’s name, possession and Control as of the effective date of such termination as further set forth in Section 3.4.1;

(C) transfer to POINT a true and complete copy of (a) all applicable data and results generated from any Development activities conducted by or on behalf of LANTHEUS with respect to the Licensed Product prior to the effective date of such termination, (b) all applicable Trial Master Files (including any Trial Master File plans, tables of contents or indices and any evidence or certification of related quality checks) or equivalents thereof, for all completed or ongoing Clinical Trials of the Licensed Product conducted by or on behalf of LANTHEUS and (c) all other tangible embodiments of the Collaboration Know-How or improvements, modifications or updates made by LANTHEUS to Licensed Know-How, including the Manufacturing Know-How and all documentation related thereto (if any), in each case, to the extent relating to the applicable portion of the Territory and in LANTHEUS’s possession and Control as of the effective date of termination of this Agreement; and

(D) grant to POINT a non-exclusive, perpetual, royalty free, irrevocable and freely sublicensable license to Collaboration Know-How and Collaboration Patent Rights, in each case, to POINT, its Affiliates and Sublicensees to Exploit the Licensed Product in the Field in the applicable portion of the Territory.

(iv) Post-Termination Transition Plan; Third Party Contracts. In the event of termination (but not expiration) of this Agreement in its entirety or on a country-by-country basis, the Parties will reasonably cooperate with each other to ensure a smooth and orderly transition to POINT or POINT’s designee of ongoing Exploitation of the Licensed Product in the Territory, including taking the actions specified in a mutually agreed plan, which the Parties each acting reasonably and cooperating in good faith will develop, for such transfer. LANTHEUS shall transfer to POINT all data, information, technology, and any other materials provided to LANTHEUS by POINT under this Agreement or any Manufacture and Supply Agreement to the extent necessary to permit POINT to Exploit, including continuing any ongoing Commercialization of, the Licensed Product, as set forth in such mutually agreed post-termination transition plan. Notwithstanding the generality of the foregoing, LANTHEUS shall transfer and assign to POINT, at POINT’s election, any and all agreements with a Third Party as selected by POINT, including any agreement with Distributor(s), contract manufacturing organizations or any other vendor or supplier, that is necessary to continue the Exploitation, including the Manufacturing, of the Licensed Products in the Territory for the terminated portion of the Agreement.

(v) Costs of Licensed Product Reversion to POINT. POINT will be responsible for all costs and expenses incurred in connection with the activities set forth in Section 16.3.3(iii), unless POINT terminates this Agreement pursuant to Section 16.1.3 (LANTHEUS pre-Closing material breach), 16.2.3 (post-Closing material breach) or 16.2.4 (post-Closing bankruptcy) or LANTHEUS terminates this Agreement pursuant to Section 16.2.2 (for convenience), in which such case, LANTHEUS will be responsible for such costs and expenses.

(vi) Surviving Sublicensee. Following the effective date of any termination of this Agreement, at the request of any LANTHEUS Sublicensee who is not then in breach of its LANTHEUS Sublicense Agreement and is otherwise in good standing, POINT will assume LANTHEUS’s rights and obligations, including the right to receive all payments thereunder, under such LANTHEUS Sublicense Agreement between LANTHEUS and such LANTHEUS Sublicensee effective as of the date of termination of the LANTHEUS Sublicense Agreement granted to Sublicensee by LANTHEUS, and LANTHEUS will be released of any further obligations thereunder.

16.3.4. Bankruptcy.

(i) All rights and licenses granted under or pursuant to this Agreement by each Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code or analogous provisions of Applicable Law outside the U.S., licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code or analogous provisions of Applicable Law outside the U.S. (hereinafter “IP”). The Parties agree that each Party, as licensees of rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the U.S. that provide similar protection for IP. Upon an Insolvency Event of a Party that has not been dismissed within sixty (60) days, the other Party will further be entitled to a complete duplicate of

(or complete access to, as appropriate) any files relating to the IP, including but not limited to patent file histories and correspondence related thereto, if not already in such other Party’s possession, will be promptly delivered to such other Party, which shall be entitled to continue to exercise its license under this Agreement. Each Party acknowledges and agrees that “embodiments” of such IP within the meaning of Section 365(n) include, without limitation, laboratory notebooks, product samples and inventory, research studies and data, all Regulatory Approvals and rights of reference therein, and all embodiments of any Licensed Know-How. If (a) a case under the Bankruptcy Code is commenced by or against a Party, (b) this Agreement is rejected as provided in the Bankruptcy Code, and (c) the other Party elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, the Party experiencing an Insolvency Event and its successors and assigns (including a trustee) will not interfere with LANTHEUS’s rights under this Agreement, or any agreement supplemental hereto, to such IP (including such embodiments), including any right to obtain such IP (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

(ii) All rights, powers and remedies of LANTHEUS provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to POINT. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n) upon any rejection of this Agreement: (a) the right of access to any IP (including all embodiments thereof) of POINT or any Third Party with whom POINT contracts to perform any of its obligations under this Agreement; and (b) the right to contract directly with any such Third Party to complete the contracted work.

ARTICLE 17

GENERAL PROVISIONS

17.1. Notices. All notices, reports, requests or demands required or permitted under this Agreement will be sent by hand, overnight courier or email, properly addressed to the respective Parties as follows:

If to POINT:	Point Biopharma, Inc.
4850 West 78th Street
Indianapolis, IN 46268

Attention: Joe McCann, CEO
Email: [***]

With a copy to:
Attention: Matthew Vincent, SVP BD
Email: [***]

If to LANTHEUS:	c/o Lantheus Holdings, Inc.
331 Treble Cove Road
North Billerica, MA 01862
Attention: Etienne Montagut, Chief Business Officer
Email: [***]

With a copy at the same address to:

Attention: Daniel Niedzwiecki, General Counsel
Email: [***]

or to such physical or email address or addresses as the Parties hereto may designate for such purposes during the Term. Notices will be deemed to have been sufficiently given or made upon actual receipt.

17.2. Non-Solicit. Except as set forth in this Section 17.2, each Party agrees that during the Term and for one (1) year thereafter, neither Party shall, and shall cause its Affiliates not to, directly or indirectly, do any of the following: (A) induce or attempt to induce any employee of the other Party or any of its Affiliates who was an employee of the other Party or any of its Affiliates, during the Term, to leave the employ of the other Party or any of its Affiliates or in any way interfere with the relationship between the other Party or any of its Affiliates and any such employee, or (B) solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, independent contractor, or otherwise, any such employee; provided, that the foregoing shall not prevent general solicitations for employees or public advertisements of employment opportunities, provided that such general solicitations, public advertisements and recruitment efforts are not directed at any person who was an employee of the other Party or any of its Affiliates during the Term. The foregoing shall not apply to any such activities occurring more than six (6) months following the termination of the employee’s employ by the other Party.

17.3. Governing Law; Venue. This Agreement and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware (other than its choice of law principles).

17.4. Entire Agreement; Amendment. This Agreement, together with the Exhibits hereto and the Manufacturing and Supply Agreement(s), represent the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous written or oral promises or representations relating such subject matter not incorporated herein (including the Confidentiality Agreement). The Parties are not relying, and have not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties set forth in this Agreement. No amendment or modification of the terms and conditions of this Agreement will be binding on either Party unless reduced to writing referencing this Agreement and signed by a duly authorized officer of each Party.

17.4.1. Binding Effect and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement will not be assignable by either Party without the other Party’s prior written consent; provided, however, that either Party may assign its rights or obligations under this Agreement (in whole or in part), without the other Party’s written consent but with notice to the other Party, to an Affiliate. If any Affiliate to which a Party has assigned its rights or obligations under this Agreement thereafter ceases to be an Affiliate of such Party, then such assignment will be deemed to require the consent of the other Party pursuant to this Section 17.4.1. To the extent that the assigning Party survives as a legal entity, the assigning Party will remain responsible for (i) causing the performance by its Affiliated assignee of this Agreement or any obligations hereunder so assigned to such Affiliated assignee and (ii) the performance by its non-Affiliated assignee of this Agreement or any obligations hereunder so assigned to such non-Affiliated assignee. Subject to Section 17.5, either Party may also assign this Agreement (in whole or in part) without the other Party’s written consent, but with notice to the other Party, to any successor pursuant to a Change of Control, and either Party may assign this Agreement (in whole or in part), without the other Party’s written consent but with notice to the other Party in connection with the sale or other transfer to a Third Party of all or substantially all of such Party’s assets to which this Agreement relates (however such a transaction is structured).

17.5. Change of Control of POINT Involving a Major Competitor. In the event (a) POINT undergoes a Change of Control transaction resulting in a Major Competitor having control over POINT, (b) POINT assigns its rights under this Agreement (or its rights to the Licensed Patents) to a Major Competitor, whether in whole or in part, or (c) a Third Party completes a foreclosure on, or POINT otherwise assigns for the benefit of creditors, ownership of the Licensed Product (or any rights therein) as a result of any lien, mortgage, security interest, or similar encumbrance, then, at LANTHEUS’ option, any or all of the following will apply: (i) ARTICLE 2 (Governance) will cease to have any effect; (ii) Section 3.1.2(b) (License to POINT) will not apply to any Patent Rights or Know-How that comes into the Control of LANTHEUS after such event; (iii) the ESC, all JSCs and the Patent Committee will be disbanded and LANTHEUS will thereafter have sole discretion and final decision-making authority coming under the purview thereof; (iv) Section 5.6.2(A) will not apply (unless LANTHEUS consents in advance writing); (v) all of Section 5.3, the Requirements Commitment in Section 5.6.5, the parenthetical “(but subject to Section 6.1.3 with respect to Manufacturing)” in Section 6.1.2, all of Section 6.1.3, the fourth sentence of Section 6.1.5(i), will be deemed to be deleted in their entirety and LANTHEUS will have the right to Manufacture or have Manufactured, as the case may be, Licensed Product in the Territory; and (v) the restrictions on LANTHEUS’ and its Sublicensees’ abilities to access and use POINT Manufacturing Know-How solely for purposes of Manufacturing the Licensed Product in the Field in the Territory will no longer apply. For the avoidance of doubt, the consent of LANTHEUS shall not be required for a Change of Control of POINT, or sale of all or substantially all of POINT’s assets to which this Agreement relates (however such a transaction is structured).

17.6. Sale of the POINT Patent Rights. During the Term, if POINT intends to sell, to any Third Party the POINT Patent Rights, other than in connection with a Change of Control, then POINT will first notify LANTHEUS in writing prior to providing such notice to or engaging in discussions with any Third Party. LANTHEUS will have ninety (90) days to inform POINT whether or not it wishes to engage in negotiations with POINT with respect to such sale. If LANTHEUS so notifies POINT in writing within such ninety (90) day period, then for a period of one hundred twenty (120) days the Parties will negotiate exclusively and in good faith the terms and conditions of purchase and sale agreement for the POINT Patent Rights. If (a) LANTHEUS does not provide written notice to POINT indicating its desire to enter into negotiations with POINT within ninety (90) days of receiving POINT’s offer notice, or (b) LANTHEUS and POINT cannot agree on the terms of a definitive agreement within one hundred twenty (120) days, then, in either case ((a) or (b)), POINT will be free to sell to a Third Party the POINT Patent Rights; provided that, in the case of (b) above, during the twelve (12) month period following the conclusion of the negotiations between the Parties, POINT will not sell to any Third Party the POINT Patent Rights on terms and conditions that are more favorable in the aggregate to the applicable Third Party than the terms and conditions last proposed by POINT to LANTHEUS during the one hundred twenty (120) day negotiation period.

17.7. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate and close the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

17.8. Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

17.9. Severability. If any part of this Agreement will be found to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such part will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity, legality or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective will be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

17.10. Force Majeure. Neither Party will be held liable or responsible to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in performing its obligations hereunder (except for payment of amounts previously invoiced or otherwise payable) to the extent, and as long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (a “Force Majeure Delay”), including to the extent beyond the reasonable control of the affected Party: supply chain shortages, supplier, or vendor failures, fire, floods, embargoes, national emergencies, security risks, industry-wide strikes, lockouts, or labor disputes, war, civil commotions, terrorism, acts of God (including without limitation hurricanes, floods, earthquakes, tornadoes, or other natural disasters), acts or restrictions of a Governmental Authority (other than actual or alleged violations of Applicable Law or Regulatory Approvals), an epidemic or pandemic or other public health crisis, curtailment of transportation facilities, or judicial orders or decrees. In the event of a Force Majeure Delay, the affected Party will give prompt notice thereof to the other Party (to the extent possible), will use commercially reasonable efforts to mitigate the adverse consequences thereof and will resume performance hereunder with dispatch whenever the consequences of the Force Majeure Delay have been mitigated. The Party so affected will provide the other Party a good faith estimate of the continuing timing and effect of the Force Majeure Delay and the duration of the affected Party’s nonperformance and the Parties will discuss such matters in the ESC.

17.11. Ambiguities. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

17.12. Headings. Headings are for the convenience of reference only and will not control the construction or interpretation of any of the provisions of this Agreement.

17.13. No Partnership. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, or joint venture relationship between the Parties. Notwithstanding any of the provisions of this Agreement, neither Party will at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

17.14. No Third Party Beneficiaries. No Person other than POINT, LANTHEUS and their respective successors and permitted assigns will be deemed an intended beneficiary hereunder or have any right to enforce any provision of this Agreement.

17.15. Performance by an Affiliate. Each of LANTHEUS and POINT acknowledges that obligations under this Agreement may be performed by qualified Affiliates of LANTHEUS and POINT. Each of LANTHEUS and POINT will remain responsible for any obligations of such Party under this Agreement undertaken by one or more of its Affiliates. For the avoidance of doubt, none of the obligations contained in this Agreement shall extend or apply to any product or intellectual property Controlled by any Third Party with which POINT undergoes a Change of Control, or any such product or intellectual property of an Affiliate of such Third-Party acquiror, in any case, which is in production or existence at the time of the Change of Control, in any case, provided neither POINT or any of its controlled Affiliates becomes involved or otherwise participates in the development, manufacture, commercialization or other exploitation thereof during the Term and for a period of three (3) years thereafter.

17.16. Parent Guarantee. Lantheus Guarantor hereby unconditionally and irrevocably guarantees the prompt (i) payment of all amounts due from, and (ii) performance of all of the obligations of, Lantheus under and in accordance with this Agreement. This is a guaranty of payment and performance and not of collection.

17.17. Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the requesting Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

17.18. Counterparts and Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original for all purposes, but all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission, in Portable Document Format (PDF) sent by electronic mail, or via DocuSign or similar services will be deemed to be original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized representatives to be effective as of the Execution Date.

POINT POINT BIOPHARMA, INC. By: /s/ Joe McCann Name: Joe McCann Title: CEO Date: 11/11/2022

LANTHEUS

LANTHEUS THREE, LLC

By: /s/ Mary Anne Heino

Name: Mary Anne Heino

Title: President/CEO

Date: 11/11/2022

For purposes of Section 17.16 only:

LANTHEUS GUARANTOR

LANTHEUS MEDICAL IMAGING, INC.

By: /s/ Mary Anne Heino

Name: Mary Anne Heino

Title: President/CEO

Date: 11/11/2022

SIGNATURE PAGE TO LICENSE AND COLLABORATION AGREEMENT

EXHIBIT A

PNT-2003

A-1

EXHIBIT B

POINT Licensed Patents

1. POINT-Owned Patents

U.S. Application 63/315,974

Title: Radiopharmaceutical and Methods

Filed: March 2, 2022

U.S. Application 63/316,381

Title: Radiopharmaceutical and Methods

Filed: March 3, 2022

2. Patents Subject to CanProbe License Agreement

U.S. Application 63/071,138

Title: Radiopharmaceutical and Methods

Filed: August 27, 2020

International Application PCT/IB21/00589

WO2022/043754, published March 3, 2022

Title: Radiopharmaceutical and Methods

Filed: August 27, 2021

U.S. Application 17/461,860

NOW Issued US Patent 11,439,71

Title: Radiopharmaceutical and Methods

Filed: August 30, 2021

U.S. Application [***]

Title: Radiopharmaceutical and Methods

Filed: [***]

B-1

EXHIBIT C

Certain Terms and Conditions of Manufacture and Supply Agreement

•	Purchase Price. means the price to be charged by POINT for Licensed Product Manufactured and supplied hereunder

•	Initial Purchase Price: $[***] per patient dose, EX WORKS

•

Forecasts. By a designated Business Day prior to the start of each calendar month during the Term, LANTHEUS shall submit to POINT a good faith, estimated rolling forecast of the quantity of Licensed Products LANTHEUS expects to order during such month and each of the succeeding [***] ([***]) calendar months, with the first [***] ([***]) months of each forecast be broken to weekly forecasts (each such forecast, a “Forecast”). Each Forecast shall be non-binding, with the exception of the portion of such Forecast covering the first TBD calendar weeks reflected therein, which shall be considered binding on both parties and a firm order for the Licensed Products (a “Firm Order”). POINT shall notify LANTHEUS in writing as soon as reasonably practicable if at any time POINT has reason to believe that it will not be able to fill a Firm Order pursuant to the terms and conditions of this Manufacture and Supply Agreement. LANTHEUS may revise the quantity of expected purchases of Licensed Products for all the other months included in such Forecast.

•

Invoices and Payment. POINT shall invoice LANTHEUS on a monthly basis for the relevant Purchase Price for the quantity of Licensed Product actually delivered. Payments shall be made by LANTHEUS within [***] ([***]) days from the date of invoice. All invoices and payments required to be paid hereunder shall be in United States Dollars and all such payments shall be made electronically in immediately available funds to an account designated by POINT, unless the Parties agree to settle such payments through other means.

•	Lantheus will support a recycling program for the Lead Pigs used in shipping.

C-1